SHARE PURCHASE AGREEMENT

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TILL CAPITAL LTD.

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THE SHAREHOLDERS OF OMEGA INSURANCE HOLDINGS INC.

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INTEGRATED ASSET MANAGEMENT CORP.

Dated as of October 10, 2014

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SHARE PURCHASE AGREEMENT

     SHARE PURCHASE AGREEMENT (the "Agreement"), dated as of October 10, 2014, among: (i) Till Capital Ltd. (the "Purchaser"); (ii) Philip H. Cook ("Philip"); (iii) Milroy Holdings Corporation ("Milroy Holdings"); (iv) Janet Cook ("Janet"); (v) Matthew Cook ("Matthew"); (vi) Judith Moncrieff ("Judith"); (vii) Donald Georgevitch ("Donald"); (viii) Allcarter Holdings Limited ("Allcarter Holdings"); (ix) Ed Richards ("Ed"); (x) Jane Atkins ("Jane"); (xi) Irene Palmay ("Irene"); (xii) Brian Maltman ("Brian"); (xiii) Valerie Reid ("Valerie"); and (xiv) Integrated Partners Limited Partnership One ("Integrated Partners" and, together with Philip, Milroy Holdings, Janet, Matthew, Judith, Donald, Allcarter Holdings, Ed, Jane, Irene, Brian and Valerie, the "Vendors", and each individually, a "Vendor") and Integrated Asset Management Corp. (the "Guarantor").

     WHEREAS the Vendors collectively own, beneficially and of record, all of the issued and outstanding shares (the "Shares") in the capital of Omega Insurance Holdings Inc. ("Omega Holdings"), a corporation incorporated under the laws of the Province of Ontario;

     AND WHEREAS Omega Holdings owns, beneficially and of record: (i) all of the issued and outstanding shares in the capital of Omega General Insurance Company, a corporation incorporated under the federal laws of Canada ("Omega General"); and (ii) all of the issued and outstanding shares in the capital of Focus Group Inc., a corporation incorporated under the laws of the Province of Ontario ("Focus Group");

     AND WHEREAS the Vendors desire to sell to the Purchaser, and the Purchaser desires to purchase from the Vendors, the Shares upon the terms and subject to the conditions set forth herein;

     AND WHEREAS Integrated Partners is controlled by the Guarantor and the Guarantor wishes to guarantee the performance by Integrated Partners of its obligations under this Agreement.

     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1.
DEFINITIONS

Section 1.1	Definitions.

     For purposes of this Agreement, the following terms shall have the following meanings:

     "Action" means any action, claim, suit, arbitration, inquiry, proceeding or investigation of any nature by or before any Governmental Authority (including any claim in the nature of an "errors and omissions" insurance claim).

     "Actual Book Value" means an amount equal to the total assets of the Companies minus the total liabilities of the Companies, in each case as at the Closing Date, as determined by reference to the Book Value Closing Statement.

     "Actuary" means J.S. Cheng & Partners Inc. or, if J.S. Cheng & Partners Inc. is for any reason unable or unwilling to act as actuary to the Companies, such other actuary as may be selected by the Purchaser, provided that such other actuary must be a Fellow in good standing of the Canadian Institute of Actuaries.

     "Affiliate" means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including: (1) in the case of the Purchaser after the Closing, Omega Holdings, Omega General and Focus Group; and (2) in the case of a natural Person, any trust maintained for the benefit of such natural Person or such natural Person’s spouse (for so long as such Person is a spouse). For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Ancillary Agreements" means the other agreements, documents and certificates to be executed and delivered in connection with the Contemplated Transactions.

     "Applicable Law" means, with respect to any Person, any law (statutory, common or otherwise), rule, regulation, ordinance, order, injunction, judgment, award, decree, permit or determination of (or agreement with) a Governmental Authority, in each case binding on that Person or any of its assets or properties.

     "Assumption Reinsurance Contract" means an assumption reinsurance Contract or any similar Contract whereby a reinsurer is substituted for a ceding insurer and consequently becomes directly liable for claims under the Contracts of insurance or reinsurance forming part of the ceded portfolio.

     "Business" means the business carried on by the Companies as of the Closing Date, being the business of providing insurance and reinsurance related services.

     "Business Day" means any day other than a Saturday, Sunday or a day on which banks in Toronto, Ontario are authorized or required by Applicable Law to be closed.

     "Business Employees" means the employees of the Companies as of the Closing Date.

     "Client" means any group or organization for whom or to whom a Company; (1) directly or indirectly sells insurance related services; or (2) acts as chief agent in Canada; or (3) provides an insurance fronting facility. For greater certainty, the foregoing excludes all individuals who are holders of Policies.

     “Closing Date Insurance Contract Liabilities Statement” means a management-prepared statement setting out the calculation of management’s estimation of insurance contract liabilities of the Companies (net of applicable reinsurance amounts) as at the Closing Date, which calculation shall be prepared in a manner consistent with the calculation of insurance contract liabilities of the Companies (net of applicable reinsurance amounts) in the Financial Statements;

     "Company" means any of Omega Holdings, Omega General or Focus Group and "Companies" means all of them.

     "Confidential Information" means all trade secrets and all other confidential or proprietary information and data of or relating to any of the Companies or the Business.

     "Contemplated Transactions" means the sale and purchase of the Shares and the other transactions contemplated by this Agreement and the Ancillary Agreements.

     "Contract" means any contract, agreement, lease, commitment, understanding or arrangement, whether written or oral, except for the Policies of Insurance, the Employee Benefit Plans and any agreements to which the Companies are the only parties.

     "Damages" means any and all damages, losses, liabilities, costs and expenses (including expenses of investigation and reasonable fees and expenses of counsel and other professionals retained in connection with any Action) paid or payable by an Indemnified Party.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Significant Vendors to the Purchaser prior to the execution and delivery of this Agreement. The Disclosure Schedule will be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 3 and Article 4.

     "Employee Benefit Plan" means all oral or written plans, arrangements, agreements, programs, policies, practices or undertakings, whether formal or informal, funded or not, with respect to current or former directors, officers, employees, independent contractors or agents of the Companies or any of their Affiliates which provide for or relate to: (1) bonus, profit sharing or deferred profit sharing, performance compensation, deferred or incentive compensation, share compensation, share purchase or share option purchase, share appreciation rights, phantom stock, vacation or vacation pay, sick pay, employee loans, or any other compensation in addition to salary; (2) pensions, retirement or retirement savings, including registered or unregistered pension plans, supplemental pension plans, registered retirement savings plans and retirement compensation arrangements; or (3) insured or self-insured benefits for or relating to income continuation or other benefits during absence from work (including sick leave, short or long term disability, maternity or parental leave supplements), hospitalization, health, welfare, legal costs or expenses, medical or dental or similar expenses, life or dependent life insurance, accident, death or survivor benefits, supplementary unemployment benefit, day care, tuition or professional reimbursements or expenses or any other similar benefits; other than the Canada Pension Plan, the Employment Insurance Act, the Ontario Health Insurance Plan (or equivalent provincial health plan for employees outside of Ontario, if any) and any workers' compensation insurance provided pursuant to Applicable Law.

     "Employment Agreements" means the employment agreements to be entered into by Omega Holdings and each of Philip and Matthew at the Closing, in substantially the forms attached hereto as Exhibit A.

     "Enforceability Limitations" means limitations on enforcement and other remedies by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally or general principles of equity.

     "Environmental Law" means any Applicable Law relating to environmental contamination, exposure to Hazardous Materials, the protection of the environment or the protection of human health and safety as it relates to the environment.

     "Estimated Closing Insurance Contract Liabilities" means the amount shown on the Closing Date Insurance Contract Liabilities Statement as the estimated insurance contract liabilities of the Companies (net of applicable reinsurance amounts) as at the Closing Date.

     "Holdback Amount" means the sum of the Initial Holdback Amount and the Run-Off Consideration Holdback Amount.

     "Estimated Book Value" means an amount equal to the total assets of the Companies minus the total liabilities of the Companies, as shown on the unaudited consolidated financial statements of Omega Holdings for the nine months ended September 30, 2014.

     "Final Actuarial Report" means the actuarial report prepared by the Actuary confirming the Final Insurance Contract Liabilities, the cost of which will be borne by the Companies.

     "Final Insurance Contract Liabilities" means the amount shown on the Final Actuarial Report as the insurance contract liabilities of the Companies (net of applicable reinsurance amounts) as at December 31, 2015.

     "Financial Statements" means, collectively: (i) the audited consolidated financial statements of Omega Holdings for the fiscal years ended December 31, 2013 and 2012; (ii) the audited financial statements of Omega General for the fiscal years ended December 31, 2013 and 2012; (iii) the unaudited management-prepared financial statements of Focus Group for the fiscal years ended December 31, 2013 and 2012; (iv) the unaudited consolidated financial statements of the Companies for the six months ended June 30, 2014; and (v) if the Closing Date occurs after September 30, 2014, the unaudited consolidated financial statements of the Companies for the nine months ended September 30, 2014 (provided, however, that all references to the term Financial Statements in Section 3.6 shall, as of the date of this Agreement only, be deemed to exclude reference to the unaudited consolidated financial statements of the Companies for the nine months ended September 30, 2014).

     "Funds Flow Agreement" means the Funds Flow Agreement to be entered into among the Purchaser and each of the Vendors at the Closing in substantially the form attached hereto as Exhibit B.

     "GAAP" when used in respect of accounting terms or accounting determinations relating to a Person, means the Accounting Standards for Private Enterprises which are in effect from time to time in Canada, as published in Part II of the Handbook of the Canadian Institute of Chartered Accountants or any successor thereof (the “Handbook”), provided that if such Person has adopted, or if and when such Person is required, or decides, to adopt, the International Financial Reporting Standards (IFRS), GAAP means those standards as in effect from time to time in Canada, as published in Part I of the Handbook; provided in all cases the foregoing shall be subject to such modifications as are required by OSFI.

     "Governmental Authority" means any foreign, federal, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission, self-regulatory organization, or any court, tribunal or judicial or arbitral body.

     "Hazardous Material" means any material, chemical or substance listed, defined, designated or regulated as hazardous or toxic in, or as a pollutant, contaminant or waste under, or otherwise is regulated pursuant to, any Environmental Law, including pesticides, toxic chemicals, petroleum products and byproducts, asbestos-containing materials and polychlorinated biphenyls.

     "Indebtedness" means, with respect to any Person, all indebtedness of such Person for borrowed money, including: (1) all indebtedness evidenced by notes, debentures, bonds or similar instruments; (2) all capital lease obligations; (3) all obligations issued or assumed as the deferred purchase price of property or services (including all obligations under any acquisition agreements pursuant to which such Person is responsible for any earn-out, note payable or other contingent payments); (4) all obligations (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a letter of credit or a line of credit; and (5) all guarantees of obligations of the type described in clauses (1) through (4) of this definition of another Person; but, for greater clarity, specifically excluding any debts as between the Companies.

     “Indemnified Liabilities” means: (1) all Liabilities arising out of or relating to the Pre-Closing Period Actions, other than Pre-Closing Period Actions which (i) relate to Policy Liabilities, or (ii) are disclosed in the schedules to this Agreement; (2) all Liabilities (other than Policy Liabilities) that are of the nature required to be disclosed on or in the notes to a balance sheet which exist as of Closing but are not reflected in the Book Value Closing Statement either as agreed or as determined to be final upon completion of the dispute resolution procedure described in Section 2.4; (3) Taxes imposed on or payable by the Companies, or for which the Companies otherwise may be liable, for any Pre-Closing Period which have not been paid or which have not been accrued in the books and records of the Companies; and (4) all Liabilities with respect to any amounts (including success fees) that are payable or owed to any advisor or other Person in respect of advisory or other professional services rendered to or for the benefit of the Companies prior to Closing.

     "Indemnified Party" means a Purchaser Indemnified Party or a Vendor Indemnified Party, as the case may be.

     "Indemnifying Party" means a party that is required to indemnify any Indemnified Party pursuant to Article 10.

     "Initial Holdback Amount" means the amount which is equal to 5% of the amount obtained by multiplying Estimated Book Value by 1.2.

     "insurer" has the meaning ascribed thereto in the Insurance Act (Ontario).

     "Insurer Contracts" means all of the Companies’ contracts with insurers, including agency agreements, broker agreements, fronting agreements, stop-loss reinsurance agreements and other agreements or arrangements pertaining to a Company’s right to place, broker, underwrite, sell, bind, effect or administer insurance to or for Clients and all amendments, attachments and schedules to such agreements or arrangements; provided that the foregoing shall exclude all Policies of Insurance and all Contracts solely between two or more of the Companies.

     "Intellectual Property Rights" means all intellectual property and other similar proprietary rights, whether owned or held for use under license, whether registered or unregistered, including (1) all patents and patent applications; (2) all trademarks, service marks, logos, trade dress, trade names, corporate names, Internet domain names and website content, including all goodwill associated therewith and symbolized thereby, and all applications, registrations and renewals in connection therewith; (3) all copyrights, copyrightable works of authorship and moral rights; (4) all trade secrets and other confidential or proprietary information; and (5) all computer software (excluding "shrink-wrap," "click-wrap" and commercially available "off the shelf" software), including all source code and related source code documentation.

     "Knowledge of the Significant Vendors" means the actual knowledge, after reasonable inquiry and investigation in the normal exercise of duties, of any Significant Vendor.

     "Leased Premises" means the real property leased by the Companies and located at: (1) 34 King Street East, Suite 1200, Toronto, Ontario M5C 1E5; and (2) 36 King Street East, Suite 500, Toronto, Ontario M5C 1E5.

     "Legal Fee" means the total amount of fees, expenses and other amounts payable for legal services rendered by McMillan LLP to the Companies and the Vendors in connection with the Contemplated Transactions.

     "Liabilities" means all liabilities, debts, obligations or commitments of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent, or matured or unmatured), including any arising under any Applicable Law, License, Action or Contract; but, for greater clarity, specifically excluding any debts as between the Companies, and “Liability” means any of the foregoing.

     "License" means any license, permit, consent, approval, certification or other authorization of any Governmental Authority.

     "Lien" means, with respect to any asset or property, any lien, mortgage, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset or property.

     "Material Adverse Effect" means any effect, event, occurrence or change that, individually or in the aggregate: (1) has or would reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise), liabilities or results of operations of the Companies taken as a whole; or (2) is reasonably likely to prevent or materially impair or delay the ability of the Companies or any Vendor to perform its, his or her respective obligations hereunder or to timely consummate the Contemplated Transactions; provided, however, that for purposes of clause (1) above, none of the following shall be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) any terrorism or outbreak of hostilities or war (or any escalation or worsening thereof); (ii) any changes in Applicable Law; (iii) any changes affecting the Canadian or global economy or the insurance brokerage industry generally; or (iv) any changes arising from the pendency of the Contemplated Transactions, except, in the case of the foregoing clauses (i), (ii) and (iii), to the extent the matters referred to therein have had or would be reasonably likely to have a materially disproportionate impact on the assets, business, condition (financial or otherwise), liabilities or results of operations of the Companies relative to other insurance brokers.

     "Measurement Period Losses" means the aggregate of all loss payments on insurance claims made by the Companies (net of applicable reinsurance amounts) during the period commencing after the Closing Date (taking into account any loss payments made during the period between the date of preparation of the Closing Date Insurance Contract Liabilities Statement and the Closing Date to the extent not already included in the Closing Date Insurance Contract Liabilities Statement) and ending on and including December 31, 2015.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Person in question.

     "OSFI" means The Office of the Superintendent of Financial Institutions, an independent agency of the Government of Canada.

     "Percentage Interest" means, with respect to each Vendor, the percentage set forth opposite such Vendor’s name (and identified as such) in Exhibit C attached hereto. The parties acknowledge and agree that the Vendors have provided the Percentage Interests to the Purchaser, and the Purchaser shall not have any liability whatsoever for their calculation.

     "Permitted Liens" means: (1) statutory Liens for current Taxes that are not yet due and payable as of the Closing Date or are being contested in good faith by appropriate proceedings; (2) Liens imposed by Applicable Law, such as materialmen’s, mechanic’s, workmen’s, carrier’s and repairmen’s Liens, that arise or are incurred in the Ordinary Course of Business to secure amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings, and do not in the aggregate exceed $25,000; and (3) other Liens that arise or are incurred in the Ordinary Course of Business (other than in connection with any Indebtedness), are not material in amount and do not adversely affect the title of, materially detract from the value of or materially interfere with any present use of, the assets or properties affected by such Lien.

     "Person" means any natural person, legal entity or Governmental Authority.

     "Personal Information" means information about an identifiable individual as defined in Privacy Law.

     "Policies of Insurance" means insurance contracts, policies, endorsements, binders and certificates.

     "Policy Liabilities" means the insurance contract liabilities arising from Policies of Insurance, including unpaid claims and adjustment expenses, incurred but not reported losses, unearned premium liabilities, unearned reinsurance commission and premium deficiencies.

     "Potential Counterparty" means any insurer with which, as at the Closing Date, a Company is in negotiations or discussions regarding the assignment or proposed assignment to such Company of any Contract, right or other asset of such insurer.

     "Pre-Closing Period" means any taxable period ending on or before the Closing Date and the portion of the Straddle Period ending on and including the Closing Date.

     "Pre-Closing Period Actions" means all existing or future Actions, regardless of whether any such Action is commenced prior to, on or after the Closing Date, asserting one or more claims that arise out of or relate to any action, inaction, error, omission, event or condition that occurred or existed prior to the Closing related to the ownership or operation of the Business prior to the Closing.

     "Privacy Laws" means the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection Privacy Act (Ontario) and any comparable Applicable Law of any other province or territory of Canada.

     "Private Issuer" means a Person: (1) that is not a "reporting issuer" within the meaning of the Securities Act (Ontario) as of the date of this Agreement or an "investment fund" within the meaning of National Instrument 45-106 as of the date of this Agreement; (2) the securities (other than non-convertible debt securities) of which: (i) are subject to restrictions on transfer contained in that Person’s constating documents or in agreements to which its security holders are parties; and (ii) are beneficially owned, directly or indirectly, by not more than 50 holders (not including employees and former employees of such Person), provided that each holder is counted as one beneficial owner unless the holder is created or used solely to purchase or hold securities of that Person in which case each beneficial owner or each beneficiary of the holder, as the case may be, shall be counted as a separate beneficial owner; and (3) that has distributed, within the meaning of Applicable Law, securities only to persons described in section 2.4(2) of National Instrument 45-106.

     "Purchaser Indemnified Parties" means: (1) the Purchaser; (2) each Affiliate of the Purchaser (including each Company); (3) each of the respective directors, officers, employees and agents of any of the foregoing; and (4) each of the respective heirs, executors, successors and permitted assigns of the Persons referenced in paragraphs (1), (2) and (3) hereof.

     "Release" means a Release to be entered into by each Vendor at the Closing in form and substance reasonably satisfactory to the Purchaser and the Vendors.

     "Remedial Action" means any action required by any Governmental Authority or Environmental Law to clean up, remove, treat or in any other way address any Hazardous Materials.

     "Representative" means Philip.

     "Reserves" means the reserves, funds or provisions of Omega General for Policy Liabilities.

     "Resignation and Release" means a Resignation and Release to be entered into by each director and officer required by Section 2.8(j) to resign at Closing in form and substance reasonably satisfactory to the Purchaser and each applicable officer and director.

     "Run-Off Consideration" means the aggregate book value of all Run-Off Contracts as determined in accordance with Section 2.5.

     "Run-Off Consideration Holdback Amount" means an amount equal to 5% of the Run-Off Consideration.

     "Run-Off Contracts" means the Assumption Reinsurance Agreements entered into by Omega General prior to Closing which, as of Closing, have not received the requisite approval of all applicable Governmental Authorities (including all approvals required under the Insurance Companies Act (Canada)).

     "Run-Off Statement" means the statement, to be completed by the Purchaser and the Representative as of the Closing Date, setting forth the Run-Off Contracts and the corresponding Run-Off Consideration attributable to each Run-Off Contract, as of the Closing Date; if the Run-Off Statement cannot be agreed upon by the Purchase and the Representative by Closing, it shall be finally determined in accordance with Section 2.5.

     "Significant Vendors" means, collectively, Integrated Partners, Philip, Milroy Holdings and Matthew, and individually means any one of them.

     "Solicit" means any direct or indirect communication of any kind whatsoever that invites, advises, encourages or requests any Person, in any manner, to take or refrain from taking any action.

     "Straddle Period" means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

     "Target Insurance Contract Liabilities" means an amount equal to: (1) Estimate Closing Insurance Contract Liabilities; multiplied by (2) 1.1.

     "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means: (1) all foreign, federal, state, provincial, territorial and local taxes, duties or assessments of any nature whatsoever, including all income, profits, franchise, gross receipts, net receipts, customs duties, capital stock, recording, stamp, document, transfer, severance, payroll, employment, unemployment, social security, disability, sales, use, property, withholding, excise, value-added, ad valorem, occupancy, insurance premium, surplus lines insurance and other taxes in each case imposed by any Governmental Authority; and (2) all interest, penalties, fines and additions imposed by any Governmental Authority with respect to such amounts.

     "Tax Act" means the Income Tax Act (Canada).

     "Tax Benefit" means any refund, credit or other reduction in otherwise required Tax payments. "Tax Contest" means any audit, investigation, claim, dispute or controversy relating to Taxes.

     "Tax Returns" means all returns, reports and other documents of every nature (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any Governmental Authority relating to Taxes.

     "Territory" means Canada.

     "Transaction Personal Information" means any Personal Information in the possession, custody or control of the Companies or the Vendors at the Closing, including Personal Information about directors, officers, employees, shareholders, suppliers or customers of the Companies that is: (1) disclosed to the Purchaser or any representative of the Purchaser prior to the Closing by the Companies, the Vendors, their representatives or otherwise; or (2) collected by the Purchaser or any representative of the Purchaser prior to the Closing from the Companies, the Vendors, any of their representatives or otherwise, in either case in connection with the Contemplated Transactions.

     "TSXV" means the TSX Venture Exchange.

     "TSXV Approval" means the conditional approval of the TSXV of the Contemplated Transactions.

     "Vendor Indemnified Parties" means: (1) the Vendors; (2) each Affiliate (including, prior to Closing only, each of the Companies); and (3) each of the respective directors, officers, employees and agents of any of the foregoing (including, prior to Closing only, each of the respective directors, officers, employees and agents of the Companies); and (4) each of the respective heirs, executors, successors and permitted assigns of the Persons referenced in paragraphs (1), (2) and (3) hereof.

Section 1.2	Disclosure Schedule.

     The Purchaser acknowledges that (i) all representations and warranties made by the Vendors and Significant Vendors in this Agreement are qualified in their entirety by the information and exceptions disclosed in, or the information and exceptions contained in, the Disclosure Schedule (the “Exceptions”), whether or not a specific reference is made to the Disclosure Schedule and (ii) any Exception shall apply to each representation or warranty of the Vendors and Significant Vendors which relates directly or indirectly to the same matter or thing.

Section 1.3	Reserves and Policy Liabilities.

     Subject to the last sentence of this Section 1.3, the Purchaser acknowledges and agrees that nothing contained in this Agreement, or in any other agreement, document or instrument to be delivered in connection with the Contemplated Transactions, shall constitute a representation or warranty (express or implied) of any of the Vendors as to, and the Vendors shall not be liable to the Purchaser in respect of: (i) the adequacy or sufficiency of Reserves and Policy Liabilities, (ii) the effect of the adequacy or sufficiency of Reserves and Policy Liabilities on any line item, asset, liability or equity amount on the Financial Statements or any other financial document. For greater certainty, this Section 1.3 shall not: (x) under any circumstances limit or in any way impact any rights or remedies of the Purchaser under Section 2.6; and (y) apply to any indemnification claim for Damages by a Purchaser Indemnified Party resulting from, in connection with or arising out of any fraud or intentional misrepresentation by the Companies or the Vendors relating to the Reserves or Policy Liabilities.

Section 1.4	Covenants and Obligations of the Vendors.

     All covenants and obligations of the Vendors contained in this Agreement or Ancillary Agreement are provided on a several and not joint and several basis, as to itself, himself or herself only and as to the Shares owned by such Vendor and, where the context so requires, is in proportion to such Vendor’s Percentage Interest; provided that the foregoing shall not apply where the covenants and obligations are stated to be those of the Significant Vendors only.

ARTICLE 2.
AGGREGATE CONSIDERATION; CLOSING

Section 2.1	Acquisition of Shares.

     Upon the terms and subject to the conditions of this Agreement, at the Closing, each Vendor shall sell to the Purchaser, and the Purchaser shall purchase from such Vendor, all of the Shares owned by such Vendor, free and clear of any and all Liens.

Section 2.2	Consideration.

     The aggregate consideration for the Shares shall be an amount equal to the Estimated Book Value multiplied by 1.2, subject to adjustment as provided in Section 2.3(a), Section 2.4, and Section 2.5 (the "Aggregate Consideration").

Section 2.3	Payment of Consideration.

     (a)     Cash Consideration. At the Closing, the Purchaser shall pay, or with respect to the Aggregate Subscription Amount be deemed to pay, to the Vendors an amount equal to: (i) the Aggregate Consideration; minus (ii) the Initial Holdback Amount, (the "Cash Consideration"). Each Vendor authorizes and directs the Purchaser to deliver, and the Purchaser agrees to deliver, the Cash Consideration in accordance with the instructions set forth in the Funds Flow Agreement. Each Vendor acknowledges and agrees that upon delivery of the Cash Consideration in accordance with the Funds Flow Agreement, the Purchaser shall have no further liability hereunder with respect to the Cash Consideration.

     (b)     Run-Off Consideration. The Run-Off Consideration shall be determined and paid after the Closing in accordance with Section 2.5.

     (c)     Initial Holdback Amount. At the Closing, the Purchaser shall retain the Initial Holdback Amount, which shall be held and dealt with in accordance with Section 2.6.

Section 2.4	Book Value Adjustment

     (a)     Book Value Closing Statement. As soon as practicable after the Closing Date, but in any event on or prior to the date on which Omega General is required to file with OSFI the first interim or annual financial statements of Omega General completed after the Closing Date, the Purchaser (with the assistance of the Significant Vendors to the extent requested by the Purchaser, but in all events with the assistance of Philip and Matthew, and without compensation of any kind) shall prepare and deliver, or cause to be prepared and delivered, to the Representative a statement (the "Book Value Closing Statement") setting forth the Purchaser’s good faith calculation of Actual Book Value and the amount by which Actual Book Value is greater than or less than Estimated Book Value (it being understood that the difference between such amounts will be based on the operating results of the Companies for the period commencing on September 30, 2014 and ending on and including the Closing Date. The Book Value Closing Statement shall be prepared in a manner consistent with the preparation of, and shall include the same line items included in, the Financial Statements (subject to such adjustments as may be required pursuant to GAAP), save and except that the Book Value Closing Statement will reflect changes occurring during the period commencing on the first day following the last day of the most recently completed fiscal quarter or year end of the Companies (to the extent financial statements are available for such fiscal quarter or fiscal year end) and ending on the Closing Date. If the Purchaser, acting reasonably, determines that an audit of the Companies financial records is required to accurately determine Actual Book Value, the Purchaser shall advise the Representative whereupon the Purchaser may proceed to ask the Companies’ auditors to audit the Book Value Closing Statement, with the cost of such audit borne equally by the Purchaser, on the one hand, and by the Vendors in the proportion of their Percentage Interest, on the other hand.

     (b)     Dispute Resolution Procedures.

     (i)     If the Representative disagrees in good faith with the Purchaser’s calculation of Actual Book Value as set forth in the Book Value Closing Statement, the Representative may, within twenty (20) days following the Purchaser’s delivery of the Book Value Closing Statement, deliver to the Purchaser a written notice of disagreement setting forth in reasonable detail those items or amounts included in the Book Value Closing Statement as to which the Representative disagrees and the basis for such disagreement.

     (ii)     If the Representative does not timely deliver a notice of disagreement to the Purchaser within the period specified in Section 2.4(b)(i), or if the Representative delivers a notice to the Purchaser stating that the Representative agrees with the Purchaser’s calculation, the Book Value Closing Statement delivered pursuant to Section 2.4(a) and the calculation of Actual Book Value set forth therein shall be deemed to have been accepted and shall be final, binding and conclusive on the parties.

     (iii)     If the Representative timely delivers a notice of disagreement to the Purchaser that complies with this Section 2.4, the Purchaser and the Representative shall, during the twenty (20) days following such delivery, negotiate in good faith and use commercially reasonable efforts to resolve promptly all of the disputed items specified in the notice of disagreement. Any such disputed items that are resolved by a written agreement between the Purchaser and the Representative shall be final, binding and conclusive on the parties and shall become part of the calculation of Actual Book Value.

     (iv)     If the Purchaser and the Representative are unable to resolve all of the disputed items specified in a notice of disagreement during such twenty (20) day period, either party may submit the unresolved disputed items to an independent accounting firm mutually acceptable to the Purchaser and the Representative for resolution. If the Purchaser and the Representative are unable to agree upon such independent accounting firm, either of them may apply to a single judge of the Superior Court of Justice of the Province of Ontario upon not less than five (5) Business Days’ notice requesting that such judge appoint such independent accounting firm. Each party agrees to execute, if requested by the accounting firm, a reasonable engagement letter. The Purchaser and the Representative shall jointly instruct the accounting firm that: (A) it shall act as experts in accounting, and not as arbitrators, to resolve the unresolved disputed items specified in the notice of disagreement; and (B) it shall deliver to the Purchaser and the Representative, as promptly as practicable and in any event within thirty (30) days following the submission of the unresolved disputed items to the accounting firm, a written report setting forth its calculation of Actual Book Value, which report shall be final, binding and conclusive on the parties. The fees and expenses of the accounting firm shall be borne equally by the Purchaser, on the one hand, and the Vendors in the proportion of their Percentage Interest, on the other hand.

     (c)     Final Book Value. The Actual Book Value, as finally determined pursuant to this Section 2.4 (whether by failure of the Representative to deliver a timely notice of disagreement, by agreement of the Representative and the Purchaser or by determination of the accounting firm), shall be referred to herein as the "Final Book Value".

     (d)     Adjustment. Subject to the Purchaser’s right of set-off pursuant to Section 10.8, as promptly as practicable (but in no event later than five (5) Business Days) after the determination of Final Book Value pursuant to this Section 2.4:

     (i)     If Final Book Value exceeds the Estimated Book Value, the Purchaser shall pay to the Vendors, pro rata in accordance with their respective Percentage Interest, an amount equal to the amount of such excess multiplied by 1.2 in accordance with the instructions set forth in the Funds Flow Agreement, and the Cash Consideration shall be deemed to be increased by the amount of such payment.

     (ii)     If Final Book Value is less than the Estimated Book Value, the Vendors shall pay to the Purchaser an amount equal to the absolute amount of such shortfall multiplied by 1.2, and the Cash Consideration shall be deemed to be decreased by the amount of such payment.

     (e)     Access. During the period from and after the Closing Date through the resolution of any matters contemplated by this Section 2.4, including if applicable the period during which the accounting firm is reviewing the disputed matters specified in a notice of disagreement, the Purchaser shall (and shall cause its representatives to) afford the Representative and his representatives, on a confidential basis, reasonable access during normal business hours to the books and records of the Company to the extent related to the calculation of Actual Book Value, subject to the execution by the Representative and his representatives of a confidentiality agreement in form and substance reasonably acceptable to the Purchaser.

Section 2.5	Run-Off Consideration.

     (a)     In the event that the Purchaser and the Representative are unable to agree upon the RunOff Statement (and the Run-Off Consideration) at or prior to Closing, either party may thereafter submit the unresolved disputed items to an independent accounting firm mutually acceptable to the Purchaser and the Representative for resolution. If the Purchaser and the Representative are unable to agree upon such independent accounting firm, either of them may apply to a single judge of the Superior Court of Justice of the Province of Ontario upon not less than five (5) Business Days’ notice requesting that such judge appoint such independent accounting firm. Each party agrees to execute, if requested by the accounting firm, a reasonable engagement letter. The Purchaser and the Representative shall jointly instruct the accounting firm that: (A) it shall act as experts in accounting, and not as arbitrators, to resolve the unresolved disputed items specified in the notice of disagreement; and (B) it shall deliver to the Purchaser and the Representative, as promptly as practicable and in any event within thirty (30) days following the submission of the unresolved disputed items to the accounting firm, a written report finalizing the content of the Run-Off Statement, including setting forth its calculation of Run-Off Consideration, which report shall be final, binding and conclusive on the parties. The fees and expenses of the accounting firm shall be borne equally by the Purchaser, on the one hand, and the Vendors in the proportion of their Percentage Interest, on the other hand.

     (b)     The Purchaser shall use reasonable efforts to cause the Companies to obtain as quickly as reasonably possible the requisite approval of all applicable Governmental Authorities (including all approvals required under the Insurance Companies Act (Canada)) in respect of each Run-Off Contract.

     (c)     Subject to the Purchaser’s right of set-off pursuant to Section 10.8, no later than 30 days after the Companies or the Purchaser receive the requisite approval of all applicable Governmental Authorities (including all approvals required under the Insurance Companies Act (Canada)) in respect of each Run-Off Contract (an "Approved Run-Off Contract"), the Purchaser will pay to the Vendors the Run-Off Consideration attributable to such Approved Run-Off Contract, less an amount equal to 5% of such Run-Off Consideration. The Run-Off Consideration payable in respect of each Run-Off Contract shall be paid to the Vendors pro rata in accordance with their respective Percentage Interest in accordance with the instructions set forth in the Funds Flow Agreement. Notwithstanding anything else contained herein, the maximum Run-Off Consideration payable by the Purchaser in respect of all Approved RunOff Contracts shall not under any circumstances exceed $3,000,000 in the aggregate (not taking into account the Run-Off Consideration Holdback Amount).

Section 2.6	Holdback Amount

     (a)     The Purchaser shall use the Holdback Amount as security in respect of any finally determined claim of a Purchaser Indemnified Party against the Vendors pursuant to this Section 2.6.

     (b)     As soon as practicable after December 31, 2015, the Purchaser shall instruct the Actuary to promptly prepare and deliver the Final Actuarial Report to the Purchaser and the Representative for the purposes of determining any changes between Estimated Closing Insurance Contract Liabilities and Final Insurance Contract Liabilities. Subject to the Purchaser’s right of set-off pursuant to Section 10.8, as promptly as practicable (but in no event later than five (5) Business Days) after the date of the Final Actuarial Report:

     (i)     If the sum of Final Insurance Contract Liabilities plus Measurement Period Losses (the "Aggregate Liabilities Amount") is less than Target Insurance Contract Liabilities, the Purchaser shall pay the Holdback Amount to the Vendors, pro rata in accordance with their respective Percentage Interest in accordance with the instructions set forth in the Funds Flow Agreement, and the Cash Consideration shall be deemed to be increased by the amount of such payment.

     (ii)     If the Aggregate Liabilities Amount is greater than Target Insurance Contract Liabilities, the Purchaser shall retain from the Holdback Amount the full amount by which the Aggregate Liabilities Amount exceeds Estimated Closing Insurance Contract Liabilities (the "Deficiency"), and any portion of the Holdback Amount which remains following satisfaction of the Deficiency shall be paid by the Purchaser to the Vendors, pro rata in accordance with their respective Percentage Interest in accordance with the instructions set forth in the Funds Flow Agreement, and the Cash Consideration shall be deemed to be increased by the amount of such payment. For greater certainty, if the Holdback Amount is less than the Deficiency, the Vendors shall have no liability for any shortfall amount.

Section 2.7	Closing.

     Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the "Closing") shall take place at the offices of the Purchaser in Toronto, Ontario at 10:00 a.m., local time, on the date that is three (3) Business Days following the satisfaction or waiver of all of the conditions precedent to the obligations of the parties set forth in Article 8 (other than those conditions that by their nature are to be satisfied by the delivery of documents or the payment of money at the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing occurs shall be referred to as the "Closing Date." All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously.

Section 2.8	Closing Deliveries of the Vendors.

     At the Closing, the Vendors shall deliver or cause to be delivered to the Purchaser all of the following:

     (a)     original stock certificates evidencing the Shares, accompanied by duly executed stock powers in form and substance reasonably satisfactory to the Purchaser;

     (b)     a certificate of status for each of Omega Holdings and Focus Group issued as of a recent date by the Ministry of Government Services of the Province of Ontario;

     (c)      a certificate of compliance or like document for Omega General issued by OSFI as of a date not earlier than seven Business Days prior to the Closing Date;

     (d)      an officer certified copy of the articles of incorporation of each of Omega Holdings and Focus Group certified as of the Closing Date;

     (e)      an officer certified copy of the articles of incorporation of Omega General certified as of the Closing Date;

     (f)      a certificate of the secretary or other senior officer (or other Person acceptable to the Purchaser) of Omega Holdings, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to the resolutions adopted by the Board of Directors of Omega Holdings authorizing and approving the transfer of all of the Shares to the Purchaser, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date;

     (g)      a certificate of the secretary or other senior officer (or other Person acceptable to the Purchaser) of each Vendor that is not an individual, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to the resolutions adopted by the board of directors or other governing body of such Vendor authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements to which such Vendor is a party and the consummation of the Contemplated Transactions, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date;

     (h)     a certificate of the secretary of each Company, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to: (i) no amendments to such Company’s articles of incorporation since the date of the certificates specified in clause (c) above; and (ii) such Company’s by-laws as in effect as of the Closing Date;

     (i)      unless otherwise agreed in writing by the Purchaser prior to the Closing Date, a Resignation and Release duly executed by: (i) each director and each officer (but not as an employee) of Omega Holdings and Focus Group, other than Philip, Matthew and Judith Moncrieff; and (ii) each director of Omega General that is a nominee or designee of Integrated Partners;

     (j)      a Release duly executed by each Vendor;

     (k)     the Employment Agreements, duly executed by each of Philip and Matthew;

     (l)     the Funds Flow Agreement, duly executed by each Vendor;

     (m)      the Closing Date Insurance Contract Liabilities Statement;

     (n)      a TSX Venture Exchange Form 2A personal information form, duly completed and executed by each of Philip and Matthew;

     (o)      the minute books, share certificate books, ledgers and registers, corporate seal and other corporate records of each Company; and

     (p)      the certificate of the Vendors required to be delivered pursuant to Section 8.3(d).

Section 2.9 .	Closing Deliveries of the Purchaser.

     At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendors all of the following:

     (a)      the Cash Consideration, payable in accordance with the instructions set forth in the Funds Flow Agreement;

     (b)     the Funds Flow Agreement, duly executed by the Purchaser;

     (c)     the Employment Agreements, duly executed by the Purchaser or its applicable Affiliate;

     (d)     evidence of the TSXV Approval; and

     (e)      the certificate of the Purchaser required to be delivered pursuant to Section 8.2(c).

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE SIGNIFICANT VENDORS REGARDING THE COMPANIES

     As an inducement to the Purchaser to enter into this Agreement and to consummate the Contemplated Transactions, the Significant Vendors jointly and severally represent and warrant to the Purchaser as follows:

Section 3.1	Organization.

     Each Company: (a) in the case of Omega Holdings and Focus Group, is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, and, in the case of Omega General, is a corporation duly organized, validly existing and in good standing under the laws of Canada; (b) has the requisite corporate power and authority to own or lease and to operate and use its assets and properties and to carry on its business as currently conducted; and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction set forth in Section 3.1 of the Disclosure Schedule, which are the only jurisdictions where such qualification or licensing is necessary under Applicable Law, except where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2	Organizational Documents and Corporate Records.

     The Companies previously have delivered to the Purchaser true and complete copies of each Company’s articles of incorporation and by-laws, in each case as amended to date (collectively, the "Organizational Documents"). Except as disclosed in Section 3.2 of the Disclosure Schedule, none of the Companies is in default under or violation of any provision of its Organizational Documents. The Companies previously have made available to the Purchaser true and complete copies of the minute books of each of the Companies, which include minutes of all meetings, and all actions taken by written consent, of the shareholders, board of directors and committees of the board of directors of each of the Companies during the past five years. The books and records of each of the Companies are true and complete in all material respects and have been maintained in accordance with sound business practices and Applicable Law.

Section 3.3	No Conflicts; Required Consents.

     (a)      The execution and delivery by each Significant Vendor of this Agreement and each Ancillary Agreement to which such Significant Vendor is a party do not, and the consummation by each Significant Vendor of the Contemplated Transactions will not: (i) conflict with or violate any provision of the Organizational Documents; (ii) conflict with or violate any Applicable Law binding upon or applicable to any of the Companies or any of their assets or properties; or (iii) assuming that all consents, approvals, authorizations, filings, notifications and other actions referred to in Section 3.3(b) of the Disclosure Schedule are obtained, given or taken, conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, give to others any rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon the Shares or any assets or properties of the Companies under, any Contract or License to which any of the Companies is a party or by which any of the Companies or any of their assets or properties is bound, other than, in the case of clause (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b)     Except as set forth in Section 3.3(b) of the Disclosure Schedule, no consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other third party is required to be obtained, made or given by any of the Companies as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions, other than any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4	Capitalization.

     (a)      The authorized share capital of Omega Holdings consists of: (i) an unlimited number of common shares, of which 12,950,000 common shares are issued and outstanding; and (ii) an unlimited number of preferred shares, of which no preferred shares are issued and outstanding. Section 3.4(a) of the Disclosure Schedule sets forth a true and complete list of each registered shareholder of Omega Holdings and the number of outstanding shares of share capital by series or class owned by each such shareholder.

     (b)     The authorized share capital of Omega General consists of: (i) an unlimited number of common shares, of which 12,500,000 common shares are issued and outstanding; and (ii) an unlimited number of preferred shares, of which no preferred shares are issued and outstanding. Omega Holdings owns, of record and beneficially, and has good and valid title to, all of the outstanding shares of Omega General, free and clear of any and all Liens.

     (c)      The authorized share capital of Focus Group consists of: (i) an unlimited number of Class A shares, of which 67 Class A shares are issued and outstanding; and (ii) an unlimited number of Class B shares, of which 33 Class B shares are issued and outstanding. Omega Holdings owns, of record and beneficially, and has good and valid title to, all of the outstanding shares of Focus Group, free and clear of any and all Liens.

     (d)     The Shares have been duly authorized, are validly issued, fully paid and non-assessable, were not issued in violation of any Applicable Law, and are not subject to and were not issued in violation of any preemptive rights, rights of first refusal or rights of first offer.

     (e)      Except as set forth in this Section 3.4 and Section 3.4(e) of the Disclosure Schedule, there are no outstanding: (i) shares of share capital or other voting securities of any of the Companies; (ii) securities of any of the Companies convertible into or exercisable or exchangeable for shares of share capital or other voting securities of any of the Companies; (iii) subscriptions, options or other rights to acquire from any of the Companies, or other obligation of any of the Companies to issue or deliver, any shares of share capital, other voting securities, or securities convertible into or exercisable or exchangeable for shares of share capital or other voting securities, of any of the Companies; (iv) bonds, debentures, notes or other indebtedness of any of the Companies having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters with the shareholders of any of the Companies; or (v) stock appreciation, "phantom" stock or other equity equivalent rights with respect to any of the Companies (the items in clauses (i) through (v) collectively, the "Company Securities").

     (f)      Except as set forth in Section 3.4(f) of the Disclosure Schedule: (i) there are no outstanding obligations of any of the Companies to repurchase, redeem or otherwise acquire any Company Securities; (ii) there are no agreements to register any Company Securities or sales or re-sales thereof under any applicable securities laws; and (iii) there are no shareholder agreements, voting trusts or other similar agreements or understandings to which any of the Companies or any Vendor is a party or otherwise bound.

Section 3.5	No Subsidiaries and Investments.

     Omega Holdings does not directly or indirectly own, of record or beneficially, any securities or other equity interests in, have any investment in or control any Person, other than Omega General and Focus Group. Neither Omega General nor Focus Group directly or indirectly owns, of record or beneficially, any securities or other equity interests in, has any investment in or controls any other Person (other than, in the case of Omega General, passive investment assets acquired by Omega General in the Ordinary Course of Business).

Section 3.6	Financial Statements.

     (a)      The Companies have previously delivered to the Purchaser (or, in the case of the unaudited consolidated financial statements of Omega Holdings for the nine months ended September 30, 2014, will deliver to the Purchaser), and attached to Section 3.6(a) of the Disclosure Schedule are, true and complete copies of the Financial Statements. The Financial Statements: (i) have been prepared from, and are in accordance with, the books of account and other financial records of the Companies, which reflect only actual transactions; (ii) other than the unaudited financial statements of Focus Group, have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein and subject, in the case of interim financial statements, to the absence of footnotes and to normal year-end adjustments that are not material in amount or effect); and (iii) present fairly and accurately, in all material respects, the financial condition and results of operations of the Companies as of the dates thereof or for the periods covered thereby.

     (b)      The books and financial records of the Companies that were used as source documentation for the preparation of the Financial Statements are true and correct in all material respects, reflect only actual transactions and have been maintained in accordance with sound business practices.

     (c)      All accounts, notes and other receivables reflected on the Financial Statements have arisen from bona fide transactions in the Ordinary Course of Business, and are or will be valid and genuine.

Section 3.7	No Undisclosed Liabilities; Indebtedness and Liens; Holding Company.

     (a)      The Companies do not have any Liabilities of the nature required to be disclosed on a balance sheet, other than Liabilities: (i) accrued or reserved against on the Financial Statements; (ii) similar in nature and amount to those accrued or reserved against in the Financial Statements that have been incurred since September 30, 2014 in the Ordinary Course of Business and not in violation of this Agreement, or (iii) that are not, individually or in the aggregate, material to the Business.

     (b)      Except as set forth in Section 3.7(b) of the Disclosure Schedule: (i) none of the Companies has any Indebtedness; (ii) none of the Companies guarantees any Indebtedness of any Person; (iii) there are no Liens on the Shares; and (iv) there are no Liens on the assets and properties of any of the Companies.

     (c)     Omega Holdings: (i) is a holding company without active business operations of any kind; and (ii) has no employees or assets other than the shares owned by it in Omega General and Focus Group.

Section 3.8	Absence of Certain Changes.

     Except as set forth in Section 3.8 of the Disclosure Schedule, since January 1, 2014, the Companies have conducted the Business only in the Ordinary Course of Business, and there has not been:

     (a)      any change, condition, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

     (b)      any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the assets or properties of the Companies; or

     (c)      any action authorized or taken that, if authorized or taken after the date hereof, would constitute a breach of any covenant set forth in Section 7.1(b).

Section 3.9	Material Contracts.

     (a)      Except as set forth in Section 3.9(a) of the Disclosure Schedule, none of the Companies is a party to or otherwise bound by any of the following Contracts (collectively, the "Material Contracts"):

     (i)      any lease or sublease of real property;

     (ii)      any lease of material personal property;

     (iii)      any Assumption Reinsurance Agreement;

     (iv)      any Insurer Contract;

     (v)     any Contract providing for annual payments by or to any Company of $25,000 or more;

     (vi)     any Contract that is not terminable on not more than 60 days' notice and without the payment of any penalty by, or any other material consequence to, any Company;

     (vii)      any Contract involving any partnership, joint venture, strategic alliance or other similar arrangement;

     (viii)     any Contract involving the acquisition or disposition of assets (including Contracts) or properties (whether by merger, sale of equity, sale of assets or otherwise), including any Contract under which any Company is, or may become, obligated to pay any amount in respect of an "earn-out" or other form of deferred purchase price payment;

     (ix)      any Contract evidencing or guaranteeing Indebtedness (including all loan agreements, bonds, debentures, notes, mortgages, indentures or guarantees) or evidencing or granting a Lien on the Shares or any assets or properties of any Company;

     (x)      any Contract relating to the employment or engagement of any Business Employee, including any deferred compensation agreements, severance agreement, non-solicitation or non-competition agreements and any change of control agreements;

     (xi)     any license, sublicense or royalty agreement relating to any Intellectual Property, other than standard license agreements relating to any "shrink wrap," "click wrap" or "off the shelf" software not specially developed by or for any Company;

     (xii)     any Contract that limits or purports to limit the ability of any Company (or would limit the ability of the Purchaser after the Closing) to compete in any line of business or with any Person or to operate in any geographic area or during any period of time; or

     (xiii)      any other Contract that is material to the Business.

     (b)      Each Material Contract: (i) is a legal, valid and binding obligation of the Company that is a party thereto and, to the Knowledge of the Significant Vendors, the other parties thereto; (ii) is in full force and effect in accordance with its terms; and (iii) upon consummation of the Contemplated Transactions, will continue in full force and effect without penalty or other adverse consequence, subject to obtaining the consents and approvals referred to in Section 3.3(b) of the Disclosure Schedule. Neither the Company that is party to a Material Contract nor, to the Knowledge of the Significant Vendors, any other party thereto has received any written notice of, or is in, any breach of or default under any Material Contract. The Companies previously have delivered to the Purchaser a true and complete copy of each Material Contract, including all amendments thereto.

Section 3.10	Legal Proceedings.

     There is no Action pending or, to the Knowledge of the Significant Vendors, threatened against any Company or any Significant Vendor that: (i) individually or in the aggregate, if determined or resolved adversely to such Company or Significant Vendor, would reasonably be expected to have a Material Adverse Effect; or (ii) in any manner challenges the validity of this Agreement or seeks to prevent, enjoin, alter or materially delay the consummation of the Contemplated Transactions.

Section 3.11	Compliance with Laws.

     (a)     The Companies have conducted for the last five (5) years, and currently conduct, the Business in compliance with all Applicable Laws (including Applicable Laws relating to: (i) price fixing, bid rigging and other anti-competitive activities; (ii) the separation and accounting of premium trust funds and all regulatory and other requirements of any Governmental Authority relating to trust accounts and insurance premium liability; and (iii) the maintenance, management and investment of reserve funds), except in each case for any non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Companies or the Significant Vendors has received any notice of any material violation of and, to the Knowledge of the Significant Vendors, none of the Companies is under investigation or review by any Governmental Authority with respect to or has been threatened to be charged with any material violation of, any Applicable Law.

     (b)      In furtherance of, and without limiting the generality of, Section 3.11(a): (i) the Companies are in compliance with the Corruption of Foreign Public Officials Act (Canada) (the "Corruption of Foreign Public Officials Act") and, to the Knowledge of the Significant Vendors, the

United States Foreign Corrupt Practices Act of 1977 (the "Foreign Corrupt Practices Act"), and any other Canadian, United States and foreign laws concerning corrupting payments, except for any non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) between January 1, 2014 and the date of this Agreement, none of the Companies has been investigated by any Governmental Authority with respect to, or has been given notice by a Governmental Authority of, any violation by any of the Companies of the Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act or any other Canadian, United States or foreign laws concerning corrupting payments.

     (c)     The operations of each Company have been conducted in compliance in all material respects with financial record-keeping and reporting requirements of Applicable Laws relating to money laundering, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

Section 3.12	Licenses.

     Each of the Companies and the Business Employees hold or possess, and is in compliance with, all insurance agent and/or broker Licenses and all other material Licenses required for the lawful conduct of the Business as currently conducted (the "Required Licenses"), except for any failure to hold or possess any License or any non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.12 of the Disclosure Schedule sets forth a true and complete list of each Required License, together with the name of the Governmental Authority issuing such Required License. Except as set forth in Section 3.12 of the Disclosure Schedule: (a) each Required License is valid and in full force and effect; (b) none of the Companies or, to the Knowledge of the Significant Vendors, any Business Employee has received any written notice of, or is in, any material violation of or default under any Required License; (c) no Required License will be terminated or impaired solely as a result of the Contemplated Transactions; and (d) no Actions are pending or, to the Knowledge of the Significant Vendors, threatened that would result in the revocation, cancellation, suspension or adverse modification of any Required License.

Section 3.13	Title to and Sufficiency of Assets.

     Each of the Company has, and at the Closing will have, good, valid and marketable title to, or in the case of leased assets and properties a valid leasehold interest in, all of the assets and properties owned or leased by such Company, in each case free and clear of any and all Liens (other than Permitted Liens).

There is no Contract granting any Person any option to purchase the assets or properties of any Company or any portion thereof. The assets and properties of the Companies constitute all of the assets and properties required to conduct the Business as currently conducted.

Section 3.14	Real Property.

     None of the Companies owns any real property or has any options or rights of first refusal to purchase any real property. Except for the Leased Premises, none of the Companies leases any real property. The Companies have a valid and existing leasehold interest in, and the right to quiet enjoyment of, the Leased Premises and no lessor of a Leased Premise will be entitled to terminate a lease in respect of the Leased Premises solely as a result of the consummation of the Contemplated Transactions, other than as provided in Section 3.14 of the Disclosure Schedule. There are no Contracts granting to any third party the right of use or occupancy of any portion of the Leased Premises.

Section 3.15	Personal Property.

     All material tangible personal property used or held for use in the operation or conduct of the Business as currently conducted has been reasonably maintained in accordance with good business practice, is in good operating condition (with the exception of normal wear and tear) and is substantially suitable for its present uses.

Section 3.16	Intellectual Property.

     (a)      The Companies own all right, title and interest in and to, or are licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property Rights used by the Companies (collectively, the "Company Intellectual Property"), in each case free and clear of all Liens other than Permitted Liens. Section 3.16(a) of the Disclosure Schedule sets forth a list of all material owned or licensed Company Intellectual Property. Except as set forth in Section 3.16(a) of the Disclosure Schedule, none of the owned Company Intellectual Property has been registered or is the subject of an application for registration with any Governmental Authority.

     (b)      Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the conduct of the Business and the use of the Company Intellectual Property does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party; (ii) there are no Actions pending or, to the Knowledge of the Significant Vendors, threatened alleging that the conduct of the Business or the use of the Company Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party; and (iii) to the Knowledge of the Significant Vendors, no third party (including any current or former Business Employee) infringes, misappropriates or otherwise violates any owned Company Intellectual Property.

     (c)     The Companies have taken commercially reasonable steps and maintain reasonable precautions (including entering into confidentiality and non-disclosure agreements with the Business Employees) to protect and maintain the confidentiality and value of, and to enforce their rights in, the Confidential Information. To the Knowledge of the Significant Vendors, there has not been any breach of confidentiality or unauthorized use or disclosure of the Confidential Information.

Section 3.17	Tax Matters.

Except as set forth in Section 3.17 of the Disclosure Schedule:

     (a)      Each of the Companies has timely filed all federal and provincial Tax Returns required to be filed by it on or before the Closing Date; all such Tax Returns are true, complete and correct in all material respects and disclose all Taxes required to be paid with respect to the Companies; and all Taxes of the Companies due and payable with respect to Pre-Closing Periods (whether or not reflected on any Tax Returns) have been timely paid, other than Taxes that are being contested in good faith and by appropriate proceedings and are adequately reserved for (in accordance with GAAP) in the Financial Statements. None of the Companies will incur any liability for Taxes for the period commencing on January 1, 2014 and ending on the Closing Date other than directly arising in the Ordinary Course of Business.

     (b)      Each of the Companies has timely collected or withheld, and timely paid to the appropriate taxing authorities, all Taxes and other amounts required to have been collected or withheld from each payment made to any of its present or former directors, officers and employees and to all Persons who are non-residents of Canada for the purposes of the Tax Act.

     (c)      Each of the Companies has complied with all Applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any creditor, stockholder or other third party, including all information reporting, backup withholding, and maintenance of required records with respect thereto.

     (d)      Each of the Companies has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health Taxes and other Taxes payable by it in respect of its employees to the proper Governmental Authority within the time required under Applicable Law; and each of the Companies has charged, collected and remitted on a timely basis all Taxes as required under Applicable Law on any sale, supply or delivery whatsoever, made by such Company.

     (e)      There are no reassessments of the Companies’ Taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated in writing to the Companies by any Governmental Authority for any taxation year in respect of which a Tax Return of the Companies has been audited; and no Governmental Authority has in writing challenged, disputed or questioned the Companies in respect of Taxes or of any returns, filings or other reports filed under any Applicable Law providing for Taxes.

     (f)      None of the Companies is negotiating any draft assessment or reassessment of such company, including, unreported benefits conferred on any shareholder, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Financial Statements.

     (g)      None of the Companies or the Significant Vendors has received any written indication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes, regardless of its merits.

     (h)      None of the Companies has executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

     (i)      Assessments have been issued to the Companies by the applicable Governmental Authority in respect of all income and capital taxes payable for all taxation years or periods ending on or before December 31, 2012;

     (j)     There is no Tax Contest pending or, to the Knowledge of the Significant Vendors, threatened against any of the Companies. There are no Liens for Taxes on any of the Companies’ assets or properties, other than statutory Liens for current Taxes that are not yet due and payable and for which the Companies have set aside adequate reserves (in accordance with GAAP).

     (k)      None of the Companies has any liability for the Taxes of any other Person or is a party to or otherwise bound by any Tax sharing, allocation or indemnification agreement.

     (l)      Each of the Companies has maintained and continues to maintain at its place of business in Canada all books and records required to be maintained under the Tax Act and any applicable analogous provincial law.

     (m)      The terms and conditions made or imposed in respect of every transaction (or series of transactions) between any of the Companies that is a resident of Canada for purposes of the Tax Act and any Person that is (i) a non resident of Canada for purposes of the Tax Act, and (ii) not dealing at arm’s length with such Company do not differ from those that would have been made between persons dealing at arm’s length.

     (n)      None of the Companies has received any notice or inquiry from any jurisdiction where it does not currently file Tax Returns to the effect that such entity is or may be subject to taxation by such jurisdiction.

     (o)      No power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority by or on behalf of any of the Companies.

     (p)     The Companies previously have delivered to the Purchaser true and complete copies of: (i) all Tax Returns of the Companies relating to Taxes for the 2010 to 2013 taxation years; and (ii) all private letter rulings, revenue agent reports, information documents requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed by or on behalf of the Companies or, to the extent related to the income, business, assets, operations, activities or status of the Companies and relating to Taxes for all such taxable years.

Section 3.18	Environmental Matters.

     (a) The Companies and their operations are in compliance, in all material respects, with all applicable Environmental Laws.

     (b) There is no Remedial Action pending or, to the Knowledge of the Significant Vendors, threatened against any of the Companies.

     (c) To the Knowledge of the Significant Vendors, there has not been any release of any Hazardous Materials in or on the Leased Premises.

Section 3.19	Business Employees.

     Section 3.19 of the Disclosure Schedule sets forth a true and complete list of the following information with respect to each Business Employee: employee number, title or position held, date of hire, total length of employment including any prior employment that would affect calculation of years of service for any purpose, current annual compensation (including base salary, commissions and deferred compensation), and whether the Business Employee is on an approved leave or statutory leave of absence, and if so, the reason for such absence and the expected date of return.

Section 3.20	Labour Matters.

     Except as set forth in Section 3.20 of the Disclosure Schedule: (a) each of the Companies is in compliance in all material respects with all Applicable Laws regarding employment and employment practices, terms and conditions of employment, termination of employment, immigration, occupational health and safety, workers’ compensation, human rights, pay equity and wages and hours, including overtime; (b) none of the Companies is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labour union or labour organization; (c) there is no organizational campaign or other effort to cause a union or labour organization to be recognized or certified as a representative on behalf of the Business Employees in dealing with any of the Companies; (d) there is no pending or, to the Knowledge of the Significant Vendors, threatened labour strike or work stoppage involving the Business Employees; (e) there is no pending or, to the Knowledge of the Significant Vendors, threatened Action involving any current or former Business Employee (including any workplace safety or worker’s compensation claim); (f) none of the Companies has retained or engaged as an independent contractor any Person that should be properly characterized as an employee in accordance with Applicable Laws; (g) each of the Companies has complied in all material respects with the terms and conditions of all employment Contracts to which it is a party; and (h) to the Knowledge of the Significant Vendors, no Business Employee is performing any job duties or engaging in other activities on behalf of the Companies that would violate any employment, non-competition, non-solicitation or nondisclosure agreement between such individual and any former employer. All salaries, wages, commissions, bonuses, vacation pay, withholdings, remittances and other Liabilities related to the employment of the Business Employees that are due to be paid on or before the Closing Date in accordance with the Companies’ payment practices will be fully paid as of the Closing Date.

Section 3.21	Employee Benefit Matters.

     (a)      Section 3.21(a) of the Disclosure Schedule sets forth a true and complete list of each Employee Benefit Plan. The Companies previously has made available to the Purchaser true and complete copies of the following with respect to each Employee Benefit Plan, to the extent applicable: (i) a copy of such Employee Benefit Plan (including all amendments thereto) and, in the case of unwritten Employee Benefit Plans, written descriptions thereof; (ii) the most recent summary plan description; (iii) the most recent financial statements and/or actuarial report; and (iv) all related trust agreements, insurance contracts, service or other investment contracts, most recent testing information, list of assets and other funding arrangements with respect to any such Employee Benefit Plan.

     (b)      Except as set forth in Section 3.21(b) of the Disclosure Schedule:

     (i)     Each Employee Benefit Plan has been registered, administered, invested and funded in compliance with, and currently complies with, its terms and all Applicable Laws (including compliance with the Canadian Association of Pension Supervisory Authorities' Guidelines for Capital Accumulation Plans) in all material respects, and there has not been any notice issued by any Governmental Authority questioning or challenging such compliance.

     (ii)      None of the Employee Benefit Plans is a "registered pension plan" as defined in subsection 248(1) of the Tax Act.

     (iii)      Each of the Companies has timely made all required contributions, assessments and premium payments on account of each Employee Benefit Plan.

     (iv)     No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would subject the Companies, the Purchaser or any of their Affiliates to any material fine, penalty, tax or other Liability imposed under Applicable Law.

     (v)      There are no Actions (including any audit or investigation by any Governmental Authority) pending or, to the Knowledge of the Significant Vendors, threatened involving any Employee Benefit Plan or the assets thereof, other than routine claims for benefits payable in the Ordinary Course of Business.

     (vi)      None of the Employee Benefit Plans provides post-retirement benefits or post-termination of employment benefits.

     (vii)      Each Employee Benefit Plan, including any related service or investment Contracts, may be amended or terminated without penalty.

     (c)      Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer or director of or consultant to the Companies.

     (d)      All Liabilities of the Companies (whether accrued, absolute, contingent or otherwise) related to all Employee Benefit Plans have been, in all material respects, fully and accurately disclosed in the Financial Statements.

Section 3.22	Insurance.

     Section 3.22 of the Disclosure Schedule sets forth a true and complete list (including the name of the insurer, the policy number, the type of coverage, the self-retention amount and the policy expiration date) of, and the Companies previously have made available to the Purchaser true and complete copies of, all insurance policies and fidelity bonds covering the assets and properties of the Companies. Except as set forth in Section 3.22 of the Disclosure Schedule: (a) all such policies and bonds are valid and binding, are in full force and effect, are sufficient for compliance with all material requirements of Applicable Law and insure against risks and liabilities customary for the Business; (b) the Companies have complied in all material respects with the provisions thereof (including the timely payment of all premiums due thereunder); (c) there has not been and is not currently pending any claim under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds; and (d) after the Closing, the Companies will continue to have coverage under such policies and bonds with respect to events occurring prior to or on the Closing Date. The Company is not self-insured.

Section 3.23	Clients.

     (a)      Section 3.23 of the Disclosure Schedule sets forth a true and complete list of the following information with respect to each active Client: (i) the name of the Client; (ii) the type of relationship between the Client and the applicable Company (i.e., fronting, run-off, consulting, etc.); and (iii) the gross and net premium volumes of, or the fees paid to, the applicable Company in respect of such Client for the trailing twelve-month period ended June 30, 2014.

     (b)      Except as set forth in Section 3.23(b) of the Disclosure Schedule, no third party (including any Business Employee) owns or otherwise has any right, title or interest in or to the book of insurance business serviced by the Companies or the revenues derived therefrom.

     (c)      Except as set forth in Section 3.23(c) of the Disclosure Schedule, none of the Companies has received any written notice, or otherwise has any reason to believe, that any Client which currently generates more than $25,000 in annual revenue or any group of affiliated Clients which currently generates more than $50,000 in annual revenue: (i) has cancelled or intends to cancel or not renew any insurance policy currently placed through the applicable Company; or (ii) intends to terminate or otherwise materially adversely change its business relationship with any of the Companies, in each case whether as a result of the Contemplated Transactions or otherwise.

Section 3.24	Affiliate Transactions.

     Except as set forth in Section 3.24 of the Disclosure Schedule, none of the Companies leases any assets or properties from, owes any amounts to, or uses or holds in the Business any assets or properties of, any Vendor, any member of any Vendor’s family or any other Person affiliated with any Vendor or members of any Vendor’s family.

Section 3.25	Bank Accounts; Powers of Attorney; Directors and Officers.

     Section 3.25 of the Disclosure Schedule sets forth a true and complete list of: (a) all bank accounts and safe deposit boxes of the Companies and all persons authorized to sign or otherwise act with respect thereto as of the date hereof; (b) all persons holding a general or special power of attorney granted by any of the Companies and a true and complete copy thereof; and (c) all directors and officers of each Company.

Section 3.26	Privacy Laws.

     (a)      Except as set forth in Section 3.26 of the Disclosure Schedule: (i) each of the Companies has complied in all material respects at all times with all Privacy Laws in connection with its collection, use and disclosure of Personal Information; and (ii) all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected.

     (b)      Each of the Companies has had in place since, in the case of Focus Group, July, 2001 and in the case of Omega Holdings and Omega Insurance, their dates of incorporation, a privacy policy governing the collection, use and disclosure of Personal Information by such entity and has collected, used and disclosed Personal Information in all material respects in accordance with such policy.

Section 3.27	Competition Matters; Private Issuer; Bankruptcy and Insolvency.

     (a)     Each Company individually, or on a consolidated basis where one Company is a subsidiary of another Company: (i) had assets in Canada the aggregate book value of which was less than $82 million as at the end of its most recently completed fiscal year, and (ii) generated from those assets gross revenues from sales in or from Canada of less than $82 million during that period, determined in each case as prescribed by the Competition Act (Canada).

     (b)      Each of the Companies is a Private Issuer.

     (c)      None of the Companies: (i) is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada); (ii) has made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof or had any petition for a receiving order presented in respect of it; or (iii) has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of any of the Companies or any of their property or assets and no execution or distress has been levied upon any of their property or assets. No act or proceeding has been taken or authorized by or against any of the Companies with respect to any amalgamation, merger, consolidation, arrangement or reorganization.

Section 3.28	No Broker.

     Except as set forth in Section 3.28 of the Disclosure Schedule, no broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of the Companies or any of the Significant Vendors.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE VENDORS

     As an inducement to the Purchaser to enter into this Agreement and to consummate the Contemplated Transactions, each Vendor, severally as to itself, himself or herself and not jointly, hereby represents and warrants to the Purchaser as follows:

Section 4.1	Authorization.

     Such Vendor has the requisite legal capacity and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Vendor is a party, to perform its, his or her obligations hereunder and thereunder and to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Agreement to be executed and delivered by such Vendor at the Closing will be, duly and validly executed and delivered by such Vendor, and (assuming due authorization, execution and delivery by the Purchaser and the Guarantor) this Agreement constitutes, and each such Ancillary Agreement when so executed and delivered (assuming due authorization, execution and delivery by the other parties thereto) will constitute, the legal, valid and binding obligation of such Vendor, enforceable against such Vendor in accordance with their respective terms, subject to the Enforceability Limitations.

Section 4.2	No Conflicts; Required Consents.

     (a)      The execution and delivery by such Vendor of this Agreement and each Ancillary Agreement to which such Vendor is a party do not, and the consummation by such Vendor of the Contemplated Transactions will not: (i) conflict with or violate any Applicable Law binding upon or applicable to such Vendor or any of its, his or her assets or properties; or (ii) assuming that all consents, approvals, filings, notifications and other actions referred to in Sections 3.3(b) and 4.2(b) of the Disclosure Schedule are obtained, given or taken, conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, give to others any rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon the Shares or any assets or properties owned by such Vendor under, any Contract or License to which such Vendor is a party or by which such Vendor or any of its, his or her assets or properties is bound, other than, in the case of clause (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Vendor’s ability to perform its, his or her obligations hereunder or to timely consummate the Contemplated Transactions.

     (b)      Except as set forth in Sections 3.3(b) and 4.2(b) of the Disclosure Schedule, no consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other third party is required to be obtained, made or given by such Vendor as a result of its, his or her execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, other than any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Vendor’s ability to perform its, his or her obligations hereunder or to timely consummate the Contemplated Transactions.

Section 4.3	Ownership of the Shares.

     Such Vendor owns, beneficially and of record, and has good and valid title to, the number of Shares set forth opposite such Vendor’s name on Section 3.4(a) of the Disclosure Schedule, free and clear of any and all Liens. Except as disclosed in Section 3.4(f) of the Disclosure Schedule, there are no limitations or restrictions on such Vendor’s right to transfer the Shares owned by such Vendor to the Purchaser pursuant to this Agreement other than those arising under securities laws and the Organizational Documents of Omega Holdings. Subject to the terms of this Agreement, at the Closing such Vendor will transfer and deliver to the Purchaser good and valid title to such Shares, free and clear of any and all Liens.

Section 4.4	Legal Proceedings.

     There is no Action pending or, to the knowledge of such Vendor, threatened against or affecting such Vendor that, if determined or resolved adversely to such Vendor, would have a material adverse effect on such Vendor’s ability to perform its, his or her obligations hereunder or to timely consummate the Contemplated Transactions.

Section 4.5	Residency; Insolvency.

     Such Vendor is not a non-resident of Canada for purposes of the Tax Act. Such Vendor is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become an insolvent person as a result of the Contemplated Transactions.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR

     As an inducement to the Purchaser to enter into this Agreement and to consummate the Contemplated Transactions, the Guarantor hereby represents and warrants to the Purchaser as follows:

Section 5.1	Organization.

     The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Ontario.

Section 5.2	Authorization.

     The Guarantor has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by the Guarantor of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Guarantor of the Contemplated Transactions have been duly authorized and approved by all necessary corporate action on the part of Guarantor. This Agreement has been, and each Ancillary Agreement to be executed and delivered by the Guarantor at the Closing will be, duly and validly executed and delivered by the Guarantor, and (assuming due authorization, execution and delivery by the Vendors and the Purchaser) this Agreement constitutes, and upon their execution and delivery each such Ancillary Agreement (assuming due authorization, execution and delivery by the other parties thereto) will constitute, the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with their respective terms, subject to the Enforceability Limitations.

Section 5.3	Enforceability against the Guarantor.

     This Agreement is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the usual exceptions as to creditors' rights and the availability of equitable remedies.

Section 5.4	No Conflicts; Required Consents.

     (a)      The execution and delivery by the Guarantor of this Agreement and each Ancillary Agreement to which the Guarantor is a party do not, and the consummation by the Guarantor of the Contemplated Transactions will not: (i) conflict with or violate any provision of its constating documents; or (ii) conflict with or violate any Applicable Law binding upon or applicable to any of the Guarantor or any of its assets or properties.

     (b)      No consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other third party is required to be obtained, made or given by the Guarantor as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions, other than any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to the Vendors and the Guarantor to enter into this Agreement and to consummate the Contemplated Transactions, the Purchaser hereby represents and warrants to the Vendors as follows:

Section 6.1	Organization.

     The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Bermuda.

Section 6.2	Authorization.

     The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Purchaser of the Contemplated Transactions have been duly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement has been, and each Ancillary Agreement to be executed and delivered by the Purchaser at the Closing will be, duly and validly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Guarantor and the Vendors) this Agreement constitutes, and upon their execution and delivery each such Ancillary Agreement (assuming due authorization, execution and delivery by the other parties thereto) will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.

Section 6.3	No Conflicts; Required Consents.

     (a)      The execution and delivery by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not, and the consummation by the Purchaser of the Contemplated Transactions will not, (i) conflict with or violate any provision of the Purchaser’s organizational documents; or (ii) assuming that the Regulatory Approvals are obtained, (A) conflict with or violate any Applicable Law binding upon or applicable to the Purchaser or any of its material assets or properties or (B) conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, or give to others any rights of acceleration, termination or cancellation or a loss of rights under, any material Contract to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties is bound, other than, in the case of clause (A) or (B) above, any such items that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

     (b)      Other than the Regulatory Approvals and other than the giving of a post-closing notice under the Investment Canada Act (Canada), no consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other third party is required to be obtained, made or given by the Purchaser as a result of its execution, delivery and performance of this Agreement or its consummation of the Contemplated Transactions, other than any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

Section 6.4	Legal Proceedings.

     There is no Action pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser that, if determined or resolved adversely to the Purchaser, would have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

Section 6.5	No Broker.

     No broker, finder, investment banker or other intermediary is entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser.

Section 6.6	Accredited Investor.

     The Purchaser is an “accredited investor” within the meaning of section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions and is purchasing the Shares as principal.

ARTICLE 7.
COVENANTS

Section 7.1	Interim Operations.

     (a)      From the date hereof until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the "Termination Date"), the Significant Vendors shall cause the Companies to: (i) conduct the Business only in the Ordinary Course of Business; and (ii) use their reasonable efforts (x) to preserve intact the business organization and goodwill of the Business, (y) to maintain the Companies’ relationships with their respective Clients, brokers, insurance underwriters, Potential Counterparties and other Persons having business dealings with the Companies and (z) to keep available the services of the key Business Employees.

     (b)      Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as approved in writing by the Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Closing Time or the termination of this Agreement, the Significant Vendors shall not permit any Company to:

     (i) amend or otherwise change its Organizational Documents, other than the filing of articles of amendment to increase the maximum number of directors of Omega Holdings to 21;

     (ii)      authorize, issue, sell or transfer any share capital or other equity interests of such Company or any securities convertible into or exercisable or exchangeable for share capital or other equity interests of such Company, or adjust, split or reclassify any share capital or other equity interests of such Company;

     (iii)      declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any share capital or other equity interests of such Company;

     (iv)     merge or consolidate with any other Person or acquire any business or assets of any other Person (whether by merger, stock purchase, asset purchase or otherwise), or form any subsidiary;

     (v)      adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

     (vi)     make any material change in the operation of the Business, except such changes as may be required to comply with any Applicable Law;

     (vii)      make, authorize or make any commitment with respect to, any single capital expenditure that is in excess of $10,000 or capital expenditures that are, in the aggregate, in excess of $25,000;

     (viii)      except in connection with operations in the Ordinary Course of Business and upon terms not materially adverse to such Company, amend in any material respect, or terminate (other than in accordance with its terms) any Material Contract, or waive, release or assign any material rights or claims thereunder;

     (ix)      except in connection with operations in the Ordinary Course of Business and upon terms not materially adverse to such Company, enter into any Material Contract (A) that has a term of, or requires the performance of any obligations over a period, in excess of one year, or (B) that cannot be terminated without penalty on less than three (3) months’ notice;

     (x)      sell, lease (as lessor), transfer or otherwise dispose of, or mortgage, encumber, pledge or impose any Lien on, any of its assets or properties, other than (A) pursuant to existing contracts disclosed to the Purchaser, and (B) dispositions of immaterial assets or properties for fair value in the Ordinary Course of Business;

     (xi)      create, incur, assume or guarantee any Indebtedness, or extend or modify any existing Indebtedness;

     (xii)     make any loans, advances or capital contributions to, or investments in, any Person (other than advances of expenses to Business Employees and, in the case of Omega General, passive investments, in each case in the Ordinary Course of Business);

     (xiii)     cancel any debts owed to, or waive any material claims or rights held by, the such Company;

     (xiv)      (A) commence, settle or compromise any Action by or against such Company arising in the Ordinary Course of Business (including in relation to Actions arising under Insurer Contracts) where the amount claimed under any such Action exceeds $100,000 or where the settlement or compromise of any such Action requires the payment of monetary damage in an aggregate amount of more than $100,000, or (B) commence, settle or compromise any Action by or against such Company arising outside of the Ordinary Course of Business where the amount claimed under any such Action exceeds $25,000 or where the settlement or compromise of any such Action requires only the payment of monetary damage in an aggregate amount of more than $25,000;

     (xv)     incur expenses (including legal or other professional fees) in excess of $25,000 in the aggregate in connection with any ongoing, new or proposed Action involving or relating to such Company (other than expenses, including legal and other professional fees) incurred in connection with Actions arising under Insurer Contracts in the Ordinary Course of Business);

     (xvi)      except as required by Applicable Law or any existing Contract or Employee Benefit Plan in effect on the date hereof, (A) institute or announce any increase in the compensation, bonuses or other benefits payable to any of its executive employees, (B) enter into or amend any employment, consulting, severance or change of control agreement with any such Person, or (C) enter into, adopt or amend any Employee Benefit Plan;

     (xvii)      (A) hire any new executive employee or make an offer of employment to any person for an executive employee position, (B) engage any consultant or independent contractor or (C) except in the Ordinary Course of Business, promote any current employee;

     (xviii)      enter into any transaction with any of its Affiliates, except transactions that are at prices and on terms and conditions not less favorable to such Company than could be obtained on an arm’s-length basis from unrelated third parties and except for transactions solely between one or more of the Companies;

     (xix)         make any change in the accounting methods, principles or policies applied in the preparation of the Financial Statements, other than any change required by Applicable Law or a change in GAAP;

     (xx)          fail to file any material Tax Return when due or pay any material Tax when due (other than Taxes being contested in good faith), or make or change any Tax election;

     (xxi)         fail to pay any accounts payable when due or within a reasonable period of time thereafter (other than amounts being contested in good faith) or fail to use commercially reasonable efforts to collect any accounts receivable when due;

     (xxii)      fail to renew or otherwise keep in full force and effect any material License relating to the Business; or

     (xxiii)      enter into any agreement, commitment or understanding (whether written or oral) with respect to any of the foregoing except where any of the foregoing is solely between one or more of the Companies.

Section 7.2	Access to Information; Investigation.

     From the date hereof until the earlier of the Closing Date or the Termination Date, the Companies shall (and the Significant Vendors shall cause the Companies to) furnish to the Purchaser and its authorized representatives such additional information relating to the Companies as the Purchaser may reasonably request. No investigation conducted by or on behalf of, or information furnished to, the Purchaser or its representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Vendors hereunder.

Section 7.3	Notice of Certain Events.

     From the date hereof until the earlier of the Closing Date or the Termination Date, the Companies shall (and the Significant Vendors shall cause the Companies to) promptly notify the Purchaser in writing of: (a) any material adverse change in the Business; (b) any material breach of or default under this Agreement or event that would reasonably be expected to become such a breach or default on or prior to the Closing; (c) any notice or other communication from any third Person (including any Governmental Authority) alleging that the consent of such third Person (or Governmental Authority) is or may be required in connection with the Contemplated Transactions; and (d) any Actions commenced or, to the Knowledge of the Significant Vendors, threatened against the Companies that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.10 or that relate to the consummation of the Contemplated Transactions.

Section 7.4	Reasonable Efforts.

     Subject to the terms and conditions of this Agreement, each party shall use its, his or her reasonable efforts to cause the Closing to occur and to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions; provided, however, that none of the Vendors nor the Purchaser shall be required to give any guarantee or pay any fees or other payments in order to obtain any consent, approval or waiver or to consent to any change in the terms of any Material Contract that the Purchaser may reasonably deem adverse to the interests of the Purchaser or the Business.

Section 7.5	Exclusivity.

     From the date hereof until the earlier of the Closing Time and the termination of this Agreement, the Vendors shall not, and Significant Vendors shall cause the Companies not to, (and shall cause the directors, officers, employees, agents, representatives and Affiliates acting on their behalf and on behalf of the Companies not to): (i) Solicit, initiate, encourage or accept any offer or proposal from any Person (other than the Purchaser and its Affiliates and their respective representatives) concerning any merger, consolidation, sale or transfer of material assets, sale or transfer of any equity interests or other business combination involving any Company (an "Acquisition Proposal"); (ii) engage in any discussions or negotiations with any Person (other than the Purchaser and its Affiliates and their respective representatives) concerning any Acquisition Proposal; or (iii) furnish any non-public information concerning the business, properties or assets of any Company to any Person (other than the Purchaser and its Affiliates and their respective representatives), except as required to comply with any Applicable Law or this Agreement or except in the Ordinary Course of Business. The Vendors shall, and the Significant Vendors shall cause the Companies to (and shall cause the directors, officers, employees, agents, representatives and Affiliates acting on their behalf and on behalf of the Companies to) immediately cease and cause to be terminated all existing discussions, negotiations or other communications with any Persons conducted heretofore with respect to any of the foregoing. The Vendors shall immediately notify the Purchaser in writing upon receipt by any Company (if known to such Vendor) or such Vendor of any proposal, offer or inquiry regarding an Acquisition Proposal, which notice shall indicate in reasonable detail the identity of the Person making such proposal, offer or inquiry and the terms and conditions of any such Acquisition Proposal.

Section 7.6	Confidentiality.

     All documents, materials and other information furnished in connection with the Contemplated Transactions shall be subject to, and shall be kept confidential in accordance with, the terms of Section 7.11(d).

Section 7.7	Public Announcements.

     None of the Vendors, the Guarantor or any of their Affiliates or representatives shall, without the prior written consent of the Purchaser, issue any press release or make any other public announcement concerning the existence or terms (including the Aggregate Consideration) of this Agreement or the Contemplated Transactions except as and to the extent that public disclosure of a matter without the Purchaser’s consent is required by Applicable Law or the rules or regulations of any applicable stock exchange, in which case the Purchaser shall be so advised and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued prior to such disclosure. The Vendors and the Guarantor acknowledge that, in accordance with Applicable Laws and the rules and regulations of the TSXV, the Purchaser may be required to disclose the existence and terms (including the Aggregate Consideration) of this Agreement and the Contemplated Transactions.

Section 7.8	Expenses.

     Except as otherwise expressly provided herein, each party shall bear and pay all of its costs and expenses (including the fees and expenses of its counsel, accountants and other advisors) incurred in connection with this Agreement and the Contemplated Transactions, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing: (a) the Vendors severally in proportion to their Percentage Interest shall be solely responsible for and shall pay the Legal Fee; and (b) none of the Companies shall be responsible or liable for or shall pay any costs or expenses incurred by any Vendor in connection with this Agreement and the Contemplated Transactions (including the fees and expenses of any Vendor’s counsel, accountants or other advisors).

Section 7.9	Further Assurances.

     At any time and from time to time following the Closing, at the request of any party and without further consideration, each party shall execute and deliver, or cause to be executed and delivered, such other documents and instruments and shall take, or cause to be taken, such further or other actions as the other party may reasonably request or as otherwise may be necessary or desirable to evidence and make effective the Contemplated Transactions.

Section 7.10	Directors and Officers Insurance Coverage.

     Following Closing, the Purchaser shall ensure that all current and former directors of the Company are covered under the terms of a policy of directors’ and officers’ liability insurance for a period of not less than six years after the Closing Date, whether pursuant to the existing policy of the Company (the “Current Policy”) or through a policy established and maintained by the Purchaser (which, in the latter case, shall provide coverage and limits of liability which are no less broad than those existing in the Current Policy).

Section 7.11	Restrictive Covenants of Vendors and Significant Vendors.

     In furtherance of the sale of the Shares hereunder, and to protect more effectively the value and goodwill of the Business, each of the Vendors and Significant Vendors, as the context requires, covenants and agrees as follows:

     (a)     Non-Compete Covenant. Subject to Section 7.11(b), for a period of three (3) years from and after the Closing Date, each of the Significant Vendors shall not, and each of them shall cause its, his or her respective Affiliates not to, directly or indirectly, own, control, manage, operate, conduct, engage in, participate in, consult with, perform services for, lend money to, guarantee the debts or obligations of, permit its, his or her name to be used by or in connection with, or otherwise carry on, a business anywhere in the Territory that competes with the Business as conducted as of the Closing Date (it being understood and acknowledged by each Significant Vendor that the foregoing restricted activities are not limited to any particular region within the Territory because the Business has been and will continue to be conducted throughout the Territory and may be engaged in effectively from any location within or outside the Territory).

     (b)     Exceptions to Non-Compete. Nothing set forth in Section 7.11(a) shall prohibit any of the Significant Vendors or any of their respective Affiliates from:

     (i)      being (A) an equity holder in a mutual fund or a diversified investment company; or (B) being a passive owner of not more than five percent (5%) in the aggregate of an outstanding class of publicly traded securities;

     (ii)      in the case of Integrated and its Affiliates, holding on behalf of third parties in the ordinary course of its existing asset management business a non-proprietary investment in the Business;

     (iii)      in the case of Integrated and its Affiliates, providing loans to insurers, reinsurers, insurance brokers or insurance intermediaries; or

     (iv)      in the case of Philip and Matthew, carrying on any activity which is not restricted under the terms of their respective Employment Agreements.

     (c)     Non-Solicit Covenants.

     (i)     For a period of three (3) years from and after the Closing Date, except on behalf of the Purchaser or its Affiliates, each of the Significant Vendors shall not, and each of them shall cause its, his or her respective Affiliates not to, directly or indirectly, (A) Solicit any Client or Potential Counterparty of a Company with respect to any product or service competitive with the Business, (B) accept a broker or agent of record appointment for, service or place insurance on behalf of, any Client of a Company, (C) refer any Client or Potential Counterparty of a Company to another insurance agency or broker in respect of any business that competes with the Business, or (D) otherwise interfere with or disrupt the business relationship between the Purchaser or a Company, on the one hand, and any Client or Potential Counterparty of a Company, on the other hand.

     (ii)      For a period of three (3) years from and after the Closing Date, each of the Significant Vendors shall not, and each of them shall cause its, his or her respective Affiliates not to, directly or indirectly, (A) Solicit the employment of or hire any Business Employee, or (B) otherwise interfere with or disrupt the business relationship between the Purchaser or any Company, on the one hand, and any Business Employee, on the other hand.

     (d)     Confidentiality. Each of the Vendors and the Guarantor further covenants and agrees that, from and after the Closing Date, such Vendor or Guarantor, as applicable, will not, and will not permit any of its, his or her Affiliates to, disclose, divulge or make use of any Confidential Information, other than to disclose such information to the Purchaser and other than in the Ordinary Course of Business. Notwithstanding the foregoing, if any Vendor, Guarantor or any of its, his or her Affiliates (collectively, the "Disclosing Party") is requested or required by Applicable Law to disclose any Confidential Information, the Disclosing Party will provide the Purchaser with notice of such request or requirement as promptly as practicable (unless not permitted by Applicable Law) so that the Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the foregoing provisions of this Section 7.11(d). The Disclosing Party will cooperate with the Purchaser in connection with the Purchaser’s efforts to seek such an order or remedy. If the Purchaser does not obtain such an order or other remedy, or waives compliance with the provisions of this Section 7.11(d), the Disclosing Party will furnish only that portion of the applicable Confidential Information that is legally required, and will exercise reasonable commercial efforts to obtain assurance that confidential treatment will be accorded such disclosed information.

     (e)     Equitable Remedies. Each of the Vendors and Significant Vendors, as the context requires, acknowledges and agrees that: (i) it would be extremely difficult, if not impossible, to determine the actual damages of the Purchaser in the event of a breach of any covenant contained in this Section 7.11; and (ii) the Purchaser and its Affiliates would suffer irreparable and ongoing damages in the event that any provision of this Section 7.11 were not performed in accordance with its terms or otherwise were breached. Accordingly, each of the Vendors and Significant Vendors, as the context requires, agrees that, in the event of any actual or threatened breach of this Section 7.11 by such Vendor or Significant Vendor, the Purchaser shall be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages. The prevailing party in any action commenced under this Section 7.11(e) (whether through a monetary judgment, injunctive relief or otherwise) also shall be entitled to recover reasonable attorneys’ fees and court costs incurred in connection with such action.

     (f)     Acknowledgements and Reformation. Each of the Vendors and Significant Vendors, as the context requires, acknowledges and agrees that: (i) the agreements contained in this Section 7.11 are an integral part of the Contemplated Transactions and the Purchaser would not be willing to acquire the Shares in the absence of this Section 7.11; and (ii) in view of the nature of the Business, the business objectives of the Purchaser in acquiring the Shares, and the consideration paid for the Shares, the provisions set forth in this Section 7.11 are reasonable and necessary in order to protect the Purchaser’s legitimate business interests. If, however, a final judicial determination is made by a court of competent jurisdiction that any provision set forth in this Section 7.11 is unreasonable or otherwise unenforceable under Applicable Law, the parties hereby authorize such court to revise and reform the provisions of this Section 7.11 to cover the maximum scope, duration or geographic area (not greater than those contained herein) permitted by Applicable Law, and, if such court refuses to do so, the parties agree that the provisions of this Section 7.11 shall not be rendered null and void, but rather shall be deemed amended to provide for such maximum legally enforceable restrictions.

Section 7.12	Employment and Employee Benefits Matters.

     (a)     Post-Closing Employment. The Significant Vendors shall not and shall cause the Companies not to: (i) make any promises or commitments to any Business Employee with regard to such Business Employee’s employment status with any Company after the Closing or the terms or conditions upon which such employment might be continued; or (ii) take any action that would impede, hinder or otherwise interfere with the Purchaser’s efforts to continue the employment of any Business Employee. Nothing herein shall create any obligation on the part of any Company or the Purchaser to continue the employment of any Business Employee for any fixed period of time following the Closing Date.

     (b)     No Third Party Beneficiaries. Without limiting the generality of the provisions of Section 11.6, the provisions of this Section 7.12 are solely for the benefit of the parties hereto, and no provision of this Section 7.12 shall create any third party beneficiary or other rights in any current or former Business Employee (including any dependent or beneficiary thereof) in respect of the terms and conditions of employment with, or any benefits that may be provided by, the Purchaser or any of its Affiliates. Nothing herein shall be construed as an amendment to any Employee Benefit Plan for any purpose.

Section 7.13	Tax Matters.

     (a)     Preparation and Filing of Tax Returns. The Significant Vendors shall cause the Companies to prepare and file all Tax Returns of the Companies that are required to be filed after the date hereof and prior to the Closing Date. The Significant Vendors shall provide the Purchaser with draft copies of all such Tax Returns no later than 10 days prior to the filing thereof; (ii) work in good faith with the Purchaser to resolve any matters raised by the Purchaser in respect of such Tax Returns; (iii) not file any such Tax Return without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, conditioned or delayed. The Companies shall be solely responsible for all of the costs and expenses associated with the preparation and filing of all such Tax Returns.

     (b)     Apportionment of Taxes. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be: (i) in the case of Taxes that are either, (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable (after giving effect to amounts that may be deducted from or offset against such Taxes) if the taxable period ended on the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts that may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in the preceding sentence taking into account the type of Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this provision shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

     (c)     Assistance and Cooperation. After the Closing Date, the Significant Vendors and Purchaser shall (and, if requested to do so, shall cause their respective Affiliates to): (i) assist the other parties in preparing any Tax Returns that any other party is responsible for preparing and filing; (ii) cooperate fully in preparing for or defending against any Tax Contests with taxing authorities regarding any Tax Returns of the Companies; (iii) make available to the other parties and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Companies; (iv) furnish the other parties with timely notice of, and copies of all correspondence received from any taxing authority in connection with, any Tax Contest relating to Taxes of the Companies for the Pre-Closing Period; and (v) assist the other parties in preparing and filing any applicable Tax elections (provided that the making of any such Tax election is not prejudicial in any way to the assisting party).

Section 7.14	Termination of Certain Arrangements.

     On or prior to the Closing Date: (a) all payables, receivables, loans, Liabilities and other obligations between the Companies, on the one hand, and the Vendors or their Affiliates, on the other hand, other than solely between one or more of the Companies, shall be repaid in full and extinguished; and (b) those certain Contracts set forth on Section 7.14 of the Disclosure Schedule shall be terminated and no party thereto shall have any continuing rights or obligations thereunder.

Section 7.15	Insurance Policies.

     The Significant Vendors will cause the Companies to keep all insurance policies that provide coverage for the Companies in full force and effect through at least the close of business on the Closing Date, and shall provide for the renewal of all such policies that by their terms will expire prior to the Closing Date.

Section 7.16	License Reinstatements.

     As promptly as practicable after the date hereof, the Companies shall, at their sole cost and expense, cause to be reinstated or renewed, as applicable, all of the Licenses required for the conduct of the Business as currently conducted that are expired or will expire prior to the Closing Date.

Section 7.17	By the Guarantor.

     The Guarantor unconditionally and irrevocably guarantees in favour of the Purchaser the punctual performance by Integrated Partners of each and every covenant and agreement of Integrated Partners pursuant to this Agreement and pursuant to any of the Ancillary Agreements to which Integrated Partners is a party, including any indemnification amount and any amount contemplated in this Agreement and payable by Integrated Partners in connection with termination of this Agreement. The Guarantor covenants in favour of the Purchaser to pay any amount when due under or in connection with this Agreement or any Ancillary Agreement to which Integrated Partners is a party, immediately on demand by the Purchaser as if it were the principal obligor, and covenants to indemnify the Purchaser immediately on demand against any Loss of the Purchaser suffered as a result of any obligation of Integrated Partners under or in connection with this Agreement or any Ancillary Agreement to which it is a party being unenforceable, illegal, invalid or void. The obligations of the Guarantor under this Section 7.17 will not be affected by any act, omission or thing which, but for this Section 7.17, would reduce, release or prejudice any of its obligations under this Section 7.17, whether or not known to the Guarantor, including any amendment or waiver of any provision of this Agreement or any Ancillary Agreement. Nothing in this Section 7.17 or elsewhere in this Agreement will prevent the Guarantor from being able to assert any defense or any provision relating to limitation on indemnification that Integrated Partners may assert under this Agreement or any of the Ancillary Agreements.

Section 7.18	Supplemental Disclosure.

     From time to time prior to the Closing Date, the Significant Vendors may supplement or amend the Disclosure Schedule or add to the Disclosure Schedule additional matters to qualify a representation and warranty if any matter hereafter arises which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule to make the applicable representation or warranty true and correct. Any such supplement or amendment or addition to the Disclosure Schedule, upon written notice thereof to the other Parties, shall be effective to modify this Agreement and the Disclosure Schedule, to qualify the representations and warranties contained in Article 3 and to cure any misrepresentation or breach of warranty that otherwise might have existed under this Agreement for all purposes, including, without limitation, determination of the satisfaction of conditions to Closing set forth in Section 8.3(a). Such disclosure shall in no way limit the conditions contained in Section 8.3(c) .

Section 7.19	Regulatory Approvals.

     (a)      Subject to compliance by the Significant Vendors with the terms of Section 7.19(b), the Purchaser shall, within fifteen Business Days following the date of this Agreement, make all such filings and submissions as it may be required in connection with obtaining the Regulatory Approvals. All filing costs and other costs in connection with seeking and obtaining the Regulatory Appprovals shall be paid by the Purchaser.

     (b)      The Significant Vendors shall co-operate, and shall cause the Companies to co-operate, by way of providing such information and reasonable assistance and incurring such ordinary course costs, as may be reasonably requested by the Purchaser in connection with obtaining the Regulatory Approvals; provided that any third party costs incurred in providing such information and reasonable assistance shall be paid by the Purchaser.

     (c)      The Purchaser shall use reasonable efforts to obtain the Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that nothing contained in this Section 7.19 shall affect any condition precedent to the obligations of the parties to complete the Contemplated Transactions referred to in Article 8.

     (d)      The Purchaser shall (i) promptly notify the Representative of any material communication it or any of its representatives receives from OSFI or its staff in connection with the OSFI Approval and shall permit the Representative to consult in advance regarding any proposed material communications by the Purchaser to OSFI or its staff, and (ii) shall provide the Representative with copies of all notices, correspondence, filings or communications between such party or any of its representatives, on the one hand, and OSFI or its staff, on the other hand, in each case to the extent relating to or in connection with the OSFI Approval. The foregoing shall not require the Purchaser to provide to the Representative any communication given to OSFI which the Purchaser believes, acting reasonably, is confidential to the Purchaser or any of its Affiliates.

     (e)      Neither the Purchaser nor any of its representatives shall participate in any material meeting with OSFI relating to or in connection with the OSFI Approval unless it consults with the Representative in advance and, to the extent permitted by OSFI, gives the Representative the opportunity to attend and participate at such meeting and shall promptly inform the Representative about any other meeting with OSFI relating to or in connection with the OSFI Approval.

     (f)     The Purchaser shall file the required notice under the Investment Canada Act (Canada) not later than 30 days after the Closing Date.

     ARTICLE 8.
CONDITIONS PRECEDENT

Section 8.1	Conditions to the Obligations of the Parties.

     The obligations of the parties to consummate the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by all of the parties, on or prior to the Closing Date, of each of the following conditions:

     (a)     Governmental Approvals. The OSFI Approval and the TSXV Approval (collectively, the “Regulatory Approvals”) shall have been obtained and shall remain in full force and effect.

     (b)     No Prohibitions. No provision of any Applicable Law shall prohibit or otherwise challenge the legality or validity of the Contemplated Transactions.

Section 8.2 Conditions to the Obligations of the Vendors.

     The obligations of the Vendors to consummate the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Representative on behalf of the Vendors, on or prior to the Closing Date, of each of the following further conditions:

     (a)     Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchaser set forth in this Agreement; (i) that is qualified by materiality shall be true and correct in all respects; and (ii) that is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

     (b)     Performance of Covenants. The Purchaser shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

     (c)     Certificate of Compliance. The Purchaser shall have delivered to the Representative a certificate dated the Closing Date, signed by an authorized officer of the Purchaser, certifying as to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b).

     (d)     Receipt of Closing Deliveries. The Purchaser shall have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 2.9, all in form and substance reasonably satisfactory to the Representative.

Section 8.3	Conditions to the Obligations of the Purchaser.

     The obligations of the Purchaser to consummate the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Purchaser, on or prior to the Closing Date, of each of the following further conditions:

     (a)     Accuracy of Representations and Warranties. Each of the representations and warranties of the Vendors or the Significant Vendors, as the case may be, set forth in this Agreement and in any certificate or other writing delivered by them pursuant hereto: (i) that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects; and (ii) that is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

     (b)     Performance of Covenants. The Vendors and the Significant Vendors, as applicable, shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

     (c)     No Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect.

     (d)     Certificate of Compliance. The Vendors shall have delivered to the Purchaser a certificate dated the Closing Date, signed by each Vendor, certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b).

     (e)     Third Party Consents. The Significant Vendors shall have obtained the written consents of, or given notifications (to the extent only notification is required) to, each of the third parties set forth in Section 3.3(b) of the Disclosure Schedule, in each case in form and substance reasonably satisfactory to the Purchaser, and all such consents shall remain in full force and effect.

     (f)     Receipt of Closing Deliveries. The Vendors shall have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 2.8, all in form and substance reasonably satisfactory to the Purchaser.

     (g)     Lien Releases and Payoff Letters. The Significant Vendors shall have received such Lien releases, payoff letters and/or termination statements, in form and substance reasonably satisfactory to the Purchaser, as the Purchaser may reasonably require to evidence the repayment in full of all Indebtedness of the Companies and the release and discharge of all Liens on the Shares or, if applicable, the assets and properties of the Companies.

     ARTICLE 9.
TERMINATION

Section 9.1	Grounds for Termination.

     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

     (a)      by the mutual written agreement of the Purchaser and the Representative;

     (b)     by the Purchaser in the event of a material breach of any representation, warranty, covenant or agreement of any of the Vendors contained herein and the failure of the Vendors to cure such breach within ten (10) Business Days after receipt of written notice from the Purchaser requesting such breach to be cured; provided, however, that there shall be no right to terminate if such breach was caused, in whole or in part, by a material breach by the Purchaser;

     (c)     by the Representative on behalf of the Vendors in the event of a material breach of any representation, warranty, covenant or agreement of the Purchaser contained herein and the failure of the Purchaser to cure such breach within ten (10) Business Days after receipt of written notice from the Representative requesting such breach to be cured; provided, however, that there shall be no right to terminate if such breach was caused, in whole or in part, by a material breach by any Vendor;

     (d)      by either the Purchaser or the Representative if any Governmental Authority shall have issued a final and non-appealable order, decree or judgment permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions; or

     (e)      by either the Purchaser or the Representative if the Closing shall not have occurred on or before February 28, 2015 (or such later date as may be agreed to in writing by the Purchaser and the Representative); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under, or breach of any provision of, this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or before the applicable date.

Section 9.2	Notice of Termination.

     Any party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other parties to this Agreement in accordance with Section 11.1, specifying the provision(s) pursuant to which such termination is effective.

Section 9.3	Effect of Termination.

     If this Agreement is terminated pursuant to this Article 9, this Agreement shall forthwith become void and of no further force and effect and all rights and obligations of the parties hereunder shall be terminated without further liability of any party to any other party; provided, however, that: (a) the provisions of Section 7.6, Section 7.8, this Section 9.3 and Article 10 and Article 11, and the rights and obligations of the parties thereunder, shall survive any such termination; and (b) nothing herein shall relieve any party from liability for any intentional misrepresentation under, or any breach of, this Agreement prior to the date of termination.

     ARTICLE 10.
INDEMNIFICATION

Section 10.1	Survival; Investigation.

     (a)     The representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of two (2) years after the Closing Date, except that: (i) the representations and warranties of the Significant Vendors contained in Section 3.17 (Tax Matters) and Section 3.18 (Environmental Matters) shall survive the Closing Date until ninety (90) days after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof); and (ii) the representations and warranties of the parties contained in Section 3.4 (Capitalization), Section 3.28 (No Broker), Section 4.1 (Authorization), Section 4.3 (Ownership of the Shares), Section 4.5 (Residency; Insolvency), Section 6.2 (Authorization) and Section 6.5 (No Broker) (collectively, the "Fundamental Representations") shall survive the Closing indefinitely or until the latest date permitted by Applicable Law.

     (b)      The covenants and agreements of the parties contained in this Agreement to the extent not performed at or before Closing shall survive the Closing until the date explicitly specified therein or, if not so specified, indefinitely or until the latest date permitted by Applicable Law.

     (c)      Notwithstanding the preceding paragraphs (a) and (b), any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Article 10 shall survive the time at which it otherwise would terminate pursuant to the preceding paragraphs if a Claim Notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the party against whom such indemnification may be sought within the applicable survival period.

     (d)      No investigation conducted by or on behalf of any of the parties or their respective representatives prior to the Closing shall affect the representations, warranties, covenants or agreements of any other party set forth herein or any party’s right to indemnification based on a breach of any such representation, warranty, covenant or agreement.

Section 10.2	Indemnification by the Significant Vendors – Joint and Several.

     Subject to the terms and conditions of this Article 10, the Significant Vendors shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Damages incurred or suffered by the Purchaser Indemnified Parties (whether or not involving a Third Party Claim) resulting from, in connection with or arising out of:

     (a)      any breach of, or inaccuracy in, any representation or warranty of the Significant Vendors contained in Article 3 of this Agreement or any Ancillary Agreement;

     (b)      any breach of, or failure to perform, any covenant or agreement of the Significant Vendors contained in this Agreement or any Ancillary Agreement; or

     (c)      the Indemnified Liabilities.

Section 10.3	Indemnification by the Vendors – Several and Not Joint With Respect to Specified Matters.

     Subject to the terms and conditions of this Article 10, each Vendor shall, severally as to itself, himself or herself only and not jointly, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Damages incurred or suffered by the Purchaser Indemnified Parties (whether or not involving a Third Party Claim) resulting from, in connection with or arising out of:

     (a)      any breach of, or inaccuracy in, any representation or warranty of such Vendor contained in Article 4 of this Agreement; or

     (b)      any breach of, or failure to perform, any covenant or agreement of such Vendor contained in this Agreement.

Section 10.4	Indemnification by the Purchaser.

     Subject to the terms and conditions of this Article 10, the Purchaser shall indemnify and hold harmless the Vendor Indemnified Parties from and against any and all Damages incurred or suffered by the Vendor Indemnified Parties (whether or not involving a Third Party Claim) resulting from, in connection with or arising out of:

     (a)      any breach of, or inaccuracy in, any representation or warranty of the Purchaser contained in this Agreement or any Ancillary Agreement; or

     (b)      any breach of, or failure to perform, any covenant or agreement of the Purchaser contained in this Agreement or any Ancillary Agreement.

Section 10.5	Limits on Indemnification.

     (a)      Deductibles for Breaches of Representations and Warranties. Subject to Section 10.5(c):

     (i)      The Purchaser Indemnified Parties shall not be entitled to indemnification from the Significant Vendors pursuant to Section 10.2(a) with respect to breaches or inaccuracies of the representations and warranties of the Significant Vendors unless and until the aggregate amount of Damages incurred or suffered by the Purchaser Indemnified Parties in respect of such matters exceeds $60,000, whereupon the Significant Vendors will, subject to the limitation of liability set forth above, be liable for such Damages from first dollar.

     (ii)      The Purchaser Indemnified Parties shall not be entitled to indemnification from a Vendor pursuant to Section 10.3(a) with respect to breaches or inaccuracies of the representations and warranties of such Vendor unless and until the aggregate amount of Damages incurred or suffered by the Purchaser Indemnified Parties in respect of such matters exceeds $60,000 in respect of each such Vendor, whereupon such Vendor will, subject to the limitation of liability set forth above, be liable for such Damages from first dollar.

     (iii)      The Vendor Indemnified Parties shall not be entitled to indemnification from the Purchaser pursuant to Section 10.4(a) with respect to breaches or inaccuracies of the representations and warranties of the Purchaser unless and until the aggregate amount of Damages incurred or suffered by the Vendor Indemnified Parties in respect of such matters exceeds $60,000, whereupon the Purchaser will, subject to the limitation of liability set forth above, be liable for such Damages from first dollar.

     (b)      Caps for Breaches of Representations and Warranties. Subject to Section 10.5(c):

     (i)      The maximum aggregate liability of each Significant Vendor pursuant to Section 10.2 shall not exceed the product of: (1) such Significant Vendor’s Percentage Interest; multiplied by (2) the Aggregate Consideration.

     (ii)      The maximum aggregate liability of each Vendor pursuant to Section 10.3 shall not exceed the product of: (1) such Vendor’s Percentage Interest; multiplied by (2) the Aggregate Consideration.

     (iii)      The maximum aggregate liability of the Purchaser pursuant to Section 10.4 shall not exceed the Aggregate Consideration.

     (c)      Certain Exceptions. The limits on indemnification set forth in Section 10.5(a) and Section 10.5(b) shall not apply to any indemnification claim for Damages resulting from, in connection with or arising out of: (i) any breach of or inaccuracy in any of the Fundamental Representations; (ii) any matter relating to Taxes; (iii) any fraud or intentional misrepresentation by any party in connection with this Agreement; or (iv) any of the matters referred to in Section 7.11.

     (d)      Calculation of Damages.

     The amount of any Damages incurred or suffered by any Indemnified Party and for which indemnification is provided under this Article 10 shall be calculated on an after-tax basis and net of: (i) any net amount recovered by such Indemnified Party from a third party with respect to such Damages; and (ii) any insurance proceeds received by such Indemnified Party with respect to such Damages under any insurance policy, excluding self-insurance arrangements and net of any deductible or other expenses incurred by such Indemnified Party in collecting any such insurance proceeds (including reasonable attorneys’ fees and any premium increases directly related to obtaining such insurance proceeds). In addition, Damages shall (x) exclude any contingent liability until it becomes actual; (y) exclude any indirect or consequential damages or damages for loss of profits; and (z) be reduced by any amounts received by the Indemnified Party under or pursuant to any claim, recovery, settlement or payment by or against any other Persons which relates to the subject-matter of the indemnification claim that gave rise to the Damages.

     (e)      Mitigation

     Each Indemnified Party agrees to take reasonable steps to mitigate any Damages that such Indemnified Party asserts under this Article 10. Any costs and expenses incurred by such Indemnified Party in connection with such mitigation shall constitute Damages that may be recovered hereunder.

Section 10.6 Third Party Claims Procedure.

     (a)      Notice. If any Indemnified Party receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnification shall be sought hereunder (a "Third Party Claim"), the Indemnified Party shall give the Indemnifying Party prompt notice (a "Claim Notice") describing in reasonable detail the Third Party Claim and, if ascertainable, the amount in dispute under the Third Party Claim; provided, however, that the failure of the Indemnified Party to give a Claim Notice shall not relieve the Indemnifying Party of its obligations to provide indemnification hereunder except to the extent (and only to the extent) that the Indemnifying Party shall have been materially prejudiced by such failure.

     (b)      Defense. Subject to the limitations set forth in this Section 10.6(b), in the event of a Third Party Claim, the Indemnifying Party shall have the right to elect to conduct and control the defense, compromise or settlement of such Third Party Claim, with counsel of its choice reasonably acceptable to the Indemnified Party and at the Indemnifying Party’s sole cost and expense; provided, however, that the Indemnified Party may participate therein through separate counsel chosen by it and at its sole cost and expense. Notwithstanding the foregoing, if (1) the Indemnifying Party shall not have given notice of its election to conduct and control the defense of the Third Party Claim within thirty (30) days after the Indemnified Party has given a Claim Notice thereof, (2) the Indemnifying Party shall fail to conduct such defense diligently and in good faith, (3) the Indemnified Party shall reasonably determine that use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, or (4) the Third Party Claim is for injunctive, equitable or other non-monetary relief against the Indemnified Party, then in each such case the Indemnified Party shall have the right to control the defense, compromise or settlement of the Third Party Claim with counsel of its choice at the Indemnifying Party’s sole cost and expense, not to exceed one law firm.

     (c)      Cooperation. In connection with any Third Party Claim, from and after delivery of a Claim Notice, the Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates and representatives to, use commercially reasonable efforts to cooperate in connection with the defense or prosecution of such Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith. In addition, the party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations by the non-controlling party with respect thereto.

     (d)     Settlement Limitations. Except as set forth below, no Third Party Claim may be settled or compromised: (i) by the Indemnified Party without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed); or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (1) the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim, provided that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this Article 10 with respect to such Third Party Claim unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent shall have been unreasonably withheld, conditioned or delayed; and (2) the Indemnifying Party shall have the right to consent to the entry of a judgment or enter into a settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (x) involves only the payment of money damages (all of which will be paid in full by the Indemnifying Party concurrently with the effectiveness thereof), (y) will not encumber any of the assets of the Indemnified Party and will not contain any restriction or condition that would apply to or adversely affect the Indemnified Party or the conduct of its business, and (z) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the Indemnified Party from all liability in respect of such Third Party Claim and includes no admission of wrong doing.

     (e)     Tax Contest. Notwithstanding anything to the contrary in this Article 10, the Representative shall have the right to represent the Companies’ interests in any Tax Contest relating to Tax liabilities for which the Significant Vendors would be required to indemnify the Purchaser Indemnified Parties pursuant to this Article 10 and which relate to the Pre-Closing Period; provided, however, that the Representative shall have no right to represent the Companies’ interests in any Tax Contest unless the Representative shall have first notified the Purchaser in writing of the Representative’s intention to do so within sixty (60) days of receipt of notice of the Third Party Claim for Taxes. Notwithstanding the foregoing, if (i) the Representative shall not have given notice of his election to represent the Companies’ interests in the Tax Contest within such sixty (60) day period, (ii) the Representative shall fail to conduct such defense diligently and in good faith or (iii) the Purchaser shall reasonably determine that use of counsel selected by the Representative to represent the Purchaser would present such counsel with an actual or potential conflict of interest, then in each such case the Purchaser shall have the right to control the defense, compromise or settlement of the Tax Contest with counsel of its choice at the Significant Vendors’ sole cost and expense. Notwithstanding the foregoing, the Representative shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Contest that could adversely affect the liability for Taxes of the Purchaser, the Companies or any of their Affiliates for any period after the Closing Date to any extent (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Purchaser, which consent may be withheld in the sole discretion of the Purchaser, unless the Significant Vendors shall have indemnified the Purchaser in a manner acceptable to the Purchaser against the effects of any such settlement.

Section 10.7	Direct Claims Procedure.

     In the event the Indemnified Party should have a claim for indemnification hereunder that does not involve a Third Party Claim, the Indemnified Party shall, as promptly as practicable, deliver to the Indemnifying Party a written notice that contains: (a) a description and the amount (the "Claimed Amount") of any Damages incurred or suffered by the Indemnified Party; (b) a statement that the Indemnified Party is entitled to indemnification under this Article 10 and a reasonable explanation of the basis therefore; and (c) a demand for payment by the Indemnifying Party. Within thirty (30) days after delivery of such written notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount); (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case such response shall be accompanied by payment by the Indemnifying Party of the Agreed Amount); or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute as promptly as practicable. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnified Party and the Indemnifying Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.8.

Section 10.8	Right of Set-Off.

     With respect to any Damages incurred or suffered by any Purchaser Indemnified Party arising out of any breach of any representation, warranty, covenant or agreement made or to be performed by a Vendor or Significant Vendor (the “Breaching Vendor”) under or pursuant to this Agreement, such Breaching Vendor agrees that, solely at the Purchaser’s option, all or any portion of such Damages may be satisfied by a reduction of such Breaching Vendor’s pro rata share of the Holdback Amount and the Run-Off Consideration. The right of set-off provided in this Section 10.8 is not intended to be the exclusive means of collecting Damages incurred or suffered by any Purchaser Indemnified Party in connection with this Agreement.

Section 10.9	Treatment of Indemnification Payments.

     All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Aggregate Consideration for Tax purposes.

Section 10.10	No Contribution.

     Each Vendor acknowledges and agrees that such Vendor’s obligation to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to this Article 10 is an obligation solely of such Vendor and that from and after the Closing, the Vendors shall not be entitled to contribution from, subrogation to or recovery against the Purchaser, the Companies or their respective Affiliates with respect to any Damages imposed on or incurred by the Vendors in connection with this Agreement or the Contemplated Transactions arising out of, relating to or in respect of any period prior to the Closing or any breach by any of the Vendors of any of their representations, warranties, covenants or agreements set forth in this Agreement.

Section 10.11	Exclusive Remedy.

     Except for remedies for injunctive or specific performance and claims for fraud or intentional misrepresentation, if the Closing occurs, the indemnification rights set forth in this Article 10 shall be the sole and exclusive remedy for any claim arising out of this Agreement or the Contemplated Transactions.

     ARTICLE 11.
GENERAL PROVISIONS

Section 11.1	Notices.

     All notices or other communications hereunder: (i) shall be in writing signed by or on behalf of the party making the same; (ii) shall be deemed given or delivered (1) if delivered personally, when received, (2) if sent from within the United States or Canada by registered or certified mail, postage prepaid, return receipt requested, on the tenth (10th) Business Day after mailing, or (3) if sent by messenger or reputable overnight courier service, when received; and (iii) shall be addressed to each party at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

(a)      If to the Purchaser, to:

          Till Capital Ltd.
          11521 N. Warren Street
          Hayden, Idaho
          USA 83835
         Attention: Chief Financial Officer

(b)      If to the Vendors, the Representative or the Guarantor, to the addresses of such parties set forth on Exhibit D.

Section 11.2	Counterparts.

     This Agreement and the Ancillary Agreements may be executed and delivered (including by facsimile, "pdf" or other electronic transmission) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.3	Amendments and Waivers.

     This Agreement may not be amended or waived except by an instrument in writing signed by an authorized representative of each party. No course of conduct or failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.4	Severability.

     Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 11.5	Assignment; Successors and Assigns.

     Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned, delegated or otherwise transferred by such party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each other party, and any attempt to make any such assignment, delegation or other transfer without such consent shall be null and void; provided, however, that the Purchaser may assign its rights, interests and obligations under this Agreement and the Ancillary Agreements, without the consent of the other parties, to any Person who acquires all or substantially all of the assets and business of the Purchaser or to any Affiliate of the Purchaser, subject to the assumption in writing by such Person or Affiliate of the Purchaser’s obligations hereunder; and provided, further, that the Purchaser may collaterally assign its rights and interests under this Agreement and the Ancillary Agreements, without the consent of the other parties, to any of its E&O insurance carriers and may assign or encumber this Agreement or any of its rights and obligations hereunder as security for any indebtedness of the Purchaser and its Affiliates without the consent of the other parties. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. No such permitted assignment shall relieve the Purchaser of its obligations hereunder and under the Ancillary Agreements.

Section 11.6	No Third Party Beneficiaries.

     Except for Section 7.11 and Article 10, which are intended to benefit and to be enforceable by the parties specified therein, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any third party, other than the parties hereto and their respective successors and assigns permitted by Section 11.5, any right, remedy or claim under or by reason of this Agreement.

Section 11.7	Governing Law.

     This Agreement shall be governed by, and construed in accordance with, the substantive laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to any choice of law provision or rule (whether of the Province of Ontario or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Province of Ontario.

Section 11.8	Venue.

     Subject to Section 7.11, each party hereby irrevocably and unconditionally: (a) agrees that any action, suit or proceeding arising out of or related to this Agreement or any of the Contemplated Transactions, whether based in contract, tort or any other legal theory, may be brought in the Ontario Superior Court of Justice located in the City of Toronto (and in the appropriate appellate courts therefrom); (b) consents and submits to the personal jurisdiction of such courts in any such action, suit or proceeding; (c) waives, to the fullest extent permitted by law, any claim, defense or objection to the venue of such courts (whether on the basis of forum non conveniens or otherwise); (d) agrees that it will not attempt the removal of any such action, suit or proceeding to any other court, whether local, provincial or federal courts of Canada or the courts of any other country; and (e) consents to service of process on such party in the manner provided in Section 11.1.

Section 11.9	Specific Performance.

     The parties agree that irreparable and ongoing damages would occur in the event that any provision of this Agreement were not performed in accordance with its terms or otherwise was breached. Accordingly, each party agrees that in the event of any actual or threatened breach of this Agreement by the other party, the non-breaching party shall be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages. The prevailing party in any action commenced under this Section 11.9 (whether through a monetary judgment, injunctive relief or otherwise) shall be entitled to recover from the other party reimbursement for its reasonable attorneys’ fees and court costs incurred in connection with such action.

Section 11.10	Interpretation; Absence of Presumption.

     (a)      The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, except to the extent otherwise provided herein or that the context otherwise requires: (i) words used in the singular include the plural and words in the plural include the singular; (ii) reference to any gender includes the other gender; (iii) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (iv) the words "herein," "hereof," "hereto," "hereunder" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (v) reference to any Article, Section, Exhibit or Schedule shall mean such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (vi) reference to any Applicable Law shall mean such Applicable Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; and (vii) references to "$" and "Canadian dollars" are to Canadian currency.

     (b)     Each party acknowledges and agrees that the parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 11.11	Representative; Power of Attorney.

     (a)     Each Vendor hereby appoints and constitutes the Representative as its true and lawful agent and attorney-in-fact to act for and on behalf of such Vendor for the purpose of taking any and all actions by such Vendor specified in or contemplated by this Agreement, including as agent and attorney-in-fact for such parties: (i) in connection with any termination of this Agreement pursuant to Section 9.1(a); (ii) in connection with any amendment or waiver of any provision of this Agreement pursuant to Section 11.3; (iii) in connection with the receipt of all agreements, certificates and other documents to be delivered by the Purchaser at the Closing pursuant to Section 2.9; (iv) with respect to the matters set forth in Section 2.4, Section 2.5 and Section 2.6; (v) for the purpose of giving and receiving notices on behalf of the Vendors under this Agreement; and (vi) for the purpose of defending all indemnity claims pursuant to Article 10, consenting to, compromising or settling all such indemnity claims, and conducting negotiations with the Purchaser under this Agreement (including pursuant to Section 10.6(e)).

     (b)     For greater certainty, the assumption by the Representative of the responsibilities set out in this Section 11.11 does not make the Representative personally responsible for amounts owing by any of the Vendors hereunder except as a Vendor. In each such case in this Agreement, the Purchaser shall be entitled to direct all communications through, and rely on decisions made by, the Representative. With respect to all such matters, the Representative may (i) take any and all actions (including without limitation executing and delivering any documents), incurring any costs and expenses for the account of the Vendors and make any and all determinations which may be required or permitted to be taken by the Vendors under this Agreement, (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Representative under this Agreement, (iii) dispute or refrain from disputing any claim made by the Purchaser Indemnified Parties under Article 10, (iv) negotiate and compromise any dispute that may arise under and exercise or refrain from exercising any remedies available under this Agreement, (v) execute any settlement agreement, release or other document with respect to such dispute or remedy, and (vi) exercise such rights, power and authority as are incidental to the foregoing. Any decision, act, consent or instruction of the Representative under this Agreement shall constitute a decision of all of the Vendors and shall be final, binding and conclusive upon all of the Vendors, and the Purchaser shall be entitled to rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of all of the Vendors.

     (c)      The limited power of attorney granted hereby is coupled with an interest and shall: (i) survive and not be affected by the subsequent death, incapacity, disability, bankruptcy or dissolution, as applicable, of any Vendor; and (ii) extend to each Vendor’s heirs, executors, administrators, legal representatives, successors and assigns, as applicable.

     (d)     Each Vendor hereby agrees to indemnify and hold harmless the Representative from and against any and all loss, liability or expense (including the reasonable fees and expenses of the Representative’s attorneys) arising out of or in connection with any act or failure to act of the Representative hereunder, except to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Representative.

     (e)      The Representative may resign at any time, effective immediately upon notice to the Vendors and the Purchaser. In the event of the resignation of the Representative, another Person shall be appointed by a majority of the Vendors, with each Vendor entitled to that Vendor’s Percentage Interest. Notices or communications to or from the Representative shall constitute notice to or from each Vendor.

     (f)     The Representative may, in all questions arising hereunder, rely on the advice of counsel and the Representative shall not be liable to anyone for anything done, omitted or suffered by the Representative based on such advice. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Representative. The Representative shall not be liable to the Vendors for any error of judgment, or any act done or step taken or omitted in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection herewith, except for his own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

     (g)      Each of the Vendors shall pay its Percentage Interest of all costs and expenses (including those of any legal counsel or other professional retained by the Representative) in connection with the acceptance or administration of the Representative’s duties hereunder, and to reimburse the Representative for any costs or expenses incurred by the Representative pursuant to this Agreement and the Ancillary Agreement contemplated hereby and the transactions contemplated hereby and thereby.

Section 11.12	Entire Agreement.

     This Agreement (including the Exhibits hereto), the Disclosure Schedule and the Ancillary Agreements constitute the entire agreement and understanding, and supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 11.13	Funds.

     Any tender of money hereunder shall be paid by wire transfer, bank draft or direct deposit of immediately available funds, to such account as the recipient shall direct in writing.

     IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed and delivered as of the date first written above.

“/s/ C. Solomon”	“/s/ Philip H. Cook”

Witness:	Philip H. Cook

“/s/ Philip H. Cook”	“/s/ Janet Cook”

Witness:	Janet Cook

“/s/ C. Solomon”	“/s/ Matthew Cook”

Witness:	Matthew Cook

“/s/ Judith Moncrieff”
"/s/ [name indeterminable]"

Witness:	Judith Moncrieff

“/s/ Donald Georgevittch”
"/s/ [name indeterminable]"

Witness:	Donald Georgevitch

"/s/ [name indeterminable]"	“/s/ Ed Richards”

Witness:	Ed Richards

“/s/ Philip H. Cook”	“/s/ Jane Atkins”

Witness:	Jane Atkins

"/s/ [name indeterminable]"
“/s/ Irene Palmay
Witness:	Irene Palmay

“/s/ Philip H. Cook”
“/s/ Brian Maltman”
Witness:	Brian Maltman

“/s/ C. Solomon”
“/s/ Valerie Reid”
Witness:	Valerie Reid

INTEGRATED PARTNERS LIMITED
PARTNERSHIP ONE by its general
partner INTEGRATED PARTNERS GP
LIMITED

By:	“/s/ S. C. Johnson”
Name: S. C. Johnson
Title: Director

MILROY HOLDINGS CORPORATION

By:	“/s/ Philip H. Cook”
Name: P.H. Cook
Title: President

ALLCARTER HOLDINGS LIMITED

By:	“/s/ J. W. Carter”
Name: J.W. Carter
Title: Director

INTEGRATED ASSET MANAGEMENT
CORP.

By:	“/s/ S. C. Johnson”
Name: S. C. Johnson
Title: CFO

TILL CAPITAL LTD.

By:	“/s/ Tim Leybold”
Name: Timothy P. Leybold
Title: CFO